UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
Spark Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

SPARK ENERGY, INC.
12140 Wickchester Ln., Suite 100
Houston, Texas 77079

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the shareholders of Spark Energy, Inc.:
Notice is hereby given that the 2020 Annual Meeting of Shareholders of Spark Energy, Inc. (the “Company”) will be held at 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, on May 20, 2020, at 10:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:
1.    To elect one Class III director.

2.	To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accountant for 2020.

3.	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers.

4.	To approve, on an advisory basis, the frequency of a vote approving, on an advisory basis, the compensation of the Company’s Named Executive Officers.

5.	To transact such other business as may properly come before the Annual Meeting.
These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting if you held shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A common stock”), or Class B common stock, par value $0.01 per share (the “Class B common stock” and, together with the Class A common stock, the “Common Stock”), at the close of business on March 27, 2020. Holders of shares of our 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) generally have no voting rights and, accordingly, are not entitled to vote on any matters at the Annual Meeting.
Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”), we are also providing access to our proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement, a proxy card and our 2019 Annual Report to Shareholders. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. We believe that this process will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you, and will conserve natural resources.
YOUR VOTE IS IMPORTANT
Due to the current Coronavirus pandemic, we are strongly discouraging in-person attendance at our Annual Meeting. We urge you to promptly vote your shares of Common Stock in advance of the Annual Meeting. You will retain the right to revoke your proxy at any time before the vote, or to vote your shares of Common Stock personally if you attend the Annual Meeting. Voting your shares of Common Stock in advance of the Annual Meeting will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if you hold your shares of Common Stock through a broker or other nominee, and you wish to vote in person at the Annual Meeting, you must obtain from your broker or other nominee a proxy issued in your name.
By Order of the Board of Directors,
W. Keith Maxwell, III
Interim Chief Executive Officer
Houston, Texas
April 10, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2020
The Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting of Shareholders, along with the Company’s 2019 Annual Report to Shareholders, is available free of charge at www.proxyvote.com.

SPARK ENERGY, INC.
12140 Wickchester Ln., Suite 100
Houston, Texas 77079
PROXY STATEMENT
2020 ANNUAL MEETING OF SHAREHOLDERS
The Board of Directors of the Company (the “Board of Directors” or the “Board”) is soliciting your proxy for the Annual Meeting that will be held on May 20, 2020 at 10:00 a.m. Central Time, at 12140 Wickchester Ln., Suite 100, Houston, Texas 77079. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares of Common Stock at the Annual Meeting. Those persons will also be authorized to vote your shares of Common Stock to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.
In accordance with rules and regulations adopted by the SEC, we are providing shareholders of our Common Stock access to proxy materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our Common Stock shareholders of record as of March 27, 2020 on or about April 10, 2020. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, shareholders of our Common Stock may request to receive future proxy materials in printed form by mail or electronically by e-mail. An election to receive proxy materials by mail or e-mail will remain in effect until the shareholder terminates it.
Shareholders of Record and Beneficial Owners
Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.
Shareholders of Record. If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and the Notice and any requested proxy materials, including a proxy and voting instruction card, are being sent directly to you.
Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your broker or nominee. The broker or nominee is considered the shareholder of record with respect to those shares. If you are a beneficial owner of Common Stock held in street name, you must either direct your broker or other nominee how to vote your Common Stock, or obtain a “legal” proxy from your broker or other nominee to vote in person at the Annual Meeting. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the proxy materials by mail should follow the instructions included in the proxy materials to transmit voting instructions.
QUORUM AND VOTING
Voting Stock. Holders of our Common Stock are entitled to vote at the Annual Meeting. The shares of Class A common stock and Class B common stock will vote together as a single class on all matters. Each shareholder is entitled to one vote for each share of Class A common stock and one vote for each share of Class B common stock owned by them on the record date. Holders of shares of our Series A Preferred Stock generally have no voting rights and, accordingly, are not entitled to vote on any matters at the Annual Meeting.
You may vote by any of the following four methods:

•
Internet. Vote on the Internet at www.proxyvote.com. This web site also allows electronic proxy voting using smartphones, tablets and other web-connected mobile devices (additional charges may apply pursuant to your service provider plan). Simply follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card, and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of proxy materials for future shareholder meetings. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Time (“ET”) on May 19, 2020.

•
Telephone. Vote by telephone by following the instructions on the Notice. Voice prompts allow you to vote your shares of Common Stock and confirm that your vote has been properly recorded. Telephone voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m. ET on May 19, 2020.

•
Mail. If you have requested and received a proxy card by mail, you can vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If you mail in your proxy card, it must be received by us before the voting polls close at the Annual Meeting to be counted.

•	In person. You may attend and vote at the Annual Meeting.
The Board recommends that you vote using one of the first three methods discussed above, as it is not practical for most shareholders to attend and vote at the Annual Meeting. Additionally, due to the current Coronavirus pandemic, we are strongly discouraging in-person attendance at our Annual Meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the Annual Meeting if you are able to attend in person. If you are a beneficial owner of Common Stock held in street name, you must either direct your broker or other nominee as to how to vote your Common Stock, or obtain a “legal” proxy from your broker or other nominee to vote in person at the Annual Meeting. Beneficial owners that receive the proxy materials by mail from the shareholder of record should follow the instructions included in the proxy materials to transmit voting instructions.
Even if you plan to attend the Annual Meeting in person, please vote your proxy in advance of the Annual Meeting using one of the methods above as soon as possible so that your shares of Common Stock will be represented at the Annual Meeting if for any reason you are unable to attend in person. You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Company a written notice of the revocation, by submitting your vote electronically through the Internet or by phone after the grant of the proxy, or by signing and delivering to the Company a proxy with a later date than the proxy previously submitted. Your attendance at the Annual Meeting will not revoke the proxy unless you give written notice of revocation to us before the proxy is exercised or unless you vote your shares of Common Stock in person at the Annual Meeting.
Record Date. The record date for shareholders of Common Stock entitled to notice of and to vote at the Annual Meeting was the close of business on March 27, 2020. As of the record date, 14,395,535 shares of Class A common stock were outstanding and entitled to be voted at the Annual Meeting and 20,800,000 shares of Class B common stock were outstanding and entitled to be voted at the Annual Meeting. Holders of shares of Series A Preferred Stock generally have no voting rights and, accordingly, are not entitled to vote on any matters at the Annual Meeting.
Quorum and Adjournments. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. The Chairman of the meeting or a majority of the outstanding shares of Common Stock entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting; provided however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting. At any adjourned Annual Meeting at which a quorum is present, the Company may transact any business that might have been transacted at the Annual Meeting.
Vote Required. The directors will be elected by a plurality of the votes validly cast at the Annual Meeting. All other proposals, except certain non-binding advisory votes described below, require the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the matter at the Annual Meeting. In non-binding advisory matters with more than two possible vote choices, the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the recommendation of the shareholders.
An automated system that Broadridge Financial Solutions administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Broker non-votes generally occur because the broker does not receive voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers do not have discretionary voting authority with respect to Proposal ONE, THREE or FOUR. For Proposal TWO, ratification of the appointment of our independent registered public accountant, brokers will have discretionary authority in the absence of timely instructions from their customers. Abstentions (i.e., if you or your broker marks “ABSTAIN” on a proxy) and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. However, broker non-votes will not have any effect on the outcome of Proposal ONE, THREE or FOUR. Abstentions will have the effect of votes cast against Proposal TWO and Proposal THREE, but will not have any effect on the outcome of Proposal ONE or Proposal FOUR.
Default Voting. A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted FOR the director nominees listed in Proposal ONE, FOR Proposal TWO, FOR Proposal THREE, and FOR the option of ONE YEAR in Proposal FOUR.
If any other business properly comes before the shareholders for a vote at the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.
References herein to the “Company,” “we,” “us,” “our,” and similar terms refer to Spark Energy, Inc. and its subsidiaries unless the context indicates otherwise. For more information on our operating structure, see “Transactions with Related Persons.”

PROPOSAL ONE
ELECTION OF DIRECTOR
The Board of Directors has nominated Amanda E. Bush for election as a Class III director to serve for a term beginning immediately following the Annual Meeting and expiring at the Annual Meeting of Shareholders of Spark Energy, Inc. to be held in 2023, or until her successor is elected and qualified or upon her earlier of death, disability, resignation or removal.
Ms. Bush is currently serving as a Class III director. The Board of Directors has no reason to believe that she will be unable or unwilling to serve if elected. If Ms. Bush becomes unable or unwilling to accept a nomination for election, either we will not hold a vote for her election or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends. Biographical information for Ms. Bush, as well as our other current directors and executive officers, is contained in the “Directors and Executive Officers” section below.
Required Vote
The election of the directors in this proposal requires a plurality of the votes validly cast at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.
Recommendation
The Board of Directors unanimously recommends that shareholders vote FOR the election of the nominee.

DIRECTORS AND EXECUTIVE OFFICERS
After the Annual Meeting, assuming the shareholders elect the nominees for the Board of Directors as set forth in “Proposal ONE—Election of Directors” above, our Board of Directors will be, and our executive officers are:

Name	Age	Position
W. Keith Maxwell III	55	Interim Chief Executive Officer, Chairman of the Board of Directors, Director
James G. Jones II	51	Chief Financial Officer
Kevin McMinn	56	Chief Operating Officer
Amanda E. Bush (1)(2*)(3)	39	Director
Kenneth M. Hartwick (1*)(2)(3)	57	Director
Nick W. Evans, Jr.(1)(2)(3*)	71	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

*	Chair of specified committee

Our Board of Directors currently consists of four members. Our directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Maxwell and Hartwick are designated as Class I directors and their terms of office will expire at our Annual Meeting of Shareholders in 2021. Mr. Evans is designated as a Class II director, and his term of office will expire at our Annual Meeting of Shareholders in 2022. Ms. Bush is designated as a Class III director, and her term of office will expire at our Annual Meeting of Shareholders in 2023, if elected.
Set forth below is biographical information about each of our executive officers, directors and the director nominees.
W. Keith Maxwell III. Mr. Maxwell has served as interim Chief Executive Officer since March 2020, and as a director and non-executive Chairman of the Board of Directors since August 2014. Mr. Maxwell serves as the Chief Executive Officer of NuDevco Partners, LLC, Retailco, LLC, a Texas limited liability company (“Retailco”), Retailco Services, LLC and National Gas & Electric, LLC, each of which is affiliated with us. Mr. Maxwell served on the Board of Directors of Azure Midstream Partners GP, LLC, the general partner of a midstream energy company, from February 2015 until February 2016. Prior to that time, he served as Chairman of the Board of Marlin Midstream GP, LLC (formerly Marlin Midstream Partners, LP). Prior to founding the predecessor of Spark Energy in 1999, Mr. Maxwell was a founding partner in Wickford Energy, an oil and natural gas services company, in 1994. Wickford Energy was sold to Black Hills Utilities in 1997. Prior to Wickford Energy, Mr. Maxwell was a partner in Polaris Pipeline, a natural gas producer, services and midstream company sold to TECO Pipeline in 1994. In 2010, Mr. Maxwell was named Ernst & Young Entrepreneur of the Year in the Energy, Chemicals and Mining category. A native of Houston, Texas, Mr. Maxwell earned a Bachelor’s Degree in Economics from the University of Texas at Austin in 1987. Mr. Maxwell has several philanthropic interests, including the Special Olympics, Child Advocates, Salvation Army, Star of Hope and Helping a Hero. We believe that Mr. Maxwell’s extensive energy industry background, leadership experience developed while serving in several executive positions and strategic planning and oversight brings important experience and skill to our board of directors.
James G. Jones II. Mr. Jones serves as our Chief Financial Officer, a position he has held since June 2019. From August 2014 through June 2019, Mr. Jones served as a director. Mr. Jones was a partner at Weaver Tidwell LLP, a regional certified public accounting firm with over 500 professionals, from August 2016 until November 2018. Prior to joining Weaver Tidwell, LLP, Mr. Jones was a partner in the Houston office of Padgett Stratemann & Co., a certified public accounting firm, from May 2014 to August 2016. Prior to joining Padgett Stratemann & Co., Mr. Jones was a partner at Ernst & Young LLP and worked there from 1998 to March 2014. Mr. Jones holds a

Doctor of Jurisprudence from Louisiana State University and a Bachelor of Science in Accounting from the University of Louisiana at Monroe.
Kevin McMinn. Mr. McMinn serves as our Chief Operating Officer, a position he has held since March 2020. Mr. McMinn previously served as Chief Sales Officer of Crius Energy, a retail natural gas and electricity company, from June 2018 to July 2019, and Chief Operating Officer of U.S. Gas & Electric, a retail natural gas and electricity company, from September 2014 to July 2017. Earlier in his career, Mr. McMinn advised leading energy companies based in North America and Europe as an industry consultant. Mr. McMinn brings nearly two decades of hands-on retail energy industry expertise to his role.
Amanda E. Bush. Ms. Bush has served as a director since August 2019. Ms. Bush currently serves as the Chief Financial Officer of Azure Midstream Energy, LLC, a midstream energy company. Prior to joining Azure Midstream Energy, LLC, she was the Chief Financial Officer at Marlin Midstream Partners, LP, a midstream energy company, from April 2013 to June 2017. Ms. Bush served as Chief Financial Officer of Spark Energy, Inc. from May 2012 to April 2013, and prior to that held positions in various other finance roles with Spark Energy, Inc. Ms. Bush began her career in public accounting with PwC. Ms. Bush has a master’s degree in accounting from the University of Houston and is a Texas certified public accountant. Ms. Bush was selected to serve as a director because of her extensive financial expertise and knowledge of the retail natural gas and electricity business.
Kenneth M. Hartwick. Mr. Hartwick has served as a director since August 2014. Mr. Hartwick currently serves as Chief Executive Officer and previously as the Senior Vice President and Chief Financial Officer of Ontario Power Generation, Inc., an electricity producer, a position he has held since April 2019. Previously, Mr. Hartwick served as Senior Vice President and Chief Financial Officer of Ontario Power Generation, Inc., from March 2016 to April 2019. Mr. Hartwick also serves as a director of MYR Group, Inc., an electrical contractor specializing in transmission, distribution, and substation projects, a position he has held since 2015. Mr. Hartwick served as the Chief Financial Officer of Wellspring Financial Corporation, a sales financing company, from February 2015 until March 2016. Mr. Hartwick also served as the interim Chief Executive Officer of Atlantic Power Corporation, a power generation plant operator, from September 2014 until January 2015 and as a director of Atlantic Power Corporation from October 2004 until March 2016. He has served in various roles for Just Energy Group Inc., most recently serving as President and Chief Executive Officer from 2004 to February 2014. Mr. Hartwick also served as President of Just Energy Group Inc. from 2006 to 2008, as Chief Financial Officer from 2004 to 2006, and as a director from 2008 to February 2014. Mr. Hartwick also served as the Chief Financial Officer of Hydro One, Inc., an energy distribution company, from 2002 to 2004. Mr. Hartwick holds an Honours of Business Administration degree from Trent University. Mr. Hartwick was selected to serve as a director because of his extensive knowledge of the retail natural gas and electricity business and his leadership and management expertise.
Nick W. Evans, Jr. Mr. Evans has served as a director since May 2016. Mr. Evans began his career at the Georgia Railroad Bank and then joined Abitibi Southern Corporation. He began his television career in sales at WATU-TV and WRDW-TV in Augusta and then moved to WNEP-TV, Wilkes-Barre/Scranton, Pennsylvania. He returned to WAGT-TV in Augusta and eventually became president and general manager. From 1987 to 2000, he was President and CEO of Spartan Communications, Inc., headquartered in Spartanburg, South Carolina. He currently serves as chairman of ECP Benefits and ECP/Trinity, partner of Toast Wine & Beverage, and is involved in business development for Group CSE in Atlanta. Mr. Evans is a former board member of numerous civic, community, business and industry organizations. While a Rotarian he was selected as a Paul Harris Fellow. Currently, he holds board positions with Wells Fargo (Augusta Advisory Board), Forest Hills Golf Association, Azalea Capital (Advisory Board) and Coca-Cola Bottling Company United, Inc. Mr. Evans served as a director of Marlin Midstream GP, LLC, the general partner of Marlin Midstream Partners, LP, from September 2013 through February 2015. Mr. Evans holds a B.B.A. degree from Augusta College. Mr. Evans was selected to serve as a director because of his leadership and management expertise.
Status as a Controlled Company
Because Keith W. Maxwell, III, through his indirect ownership of NuDevco Retail, LLC, a Texas limited liability company (“NuDevco Retail”) and Retailco, controls more than 50% of our outstanding voting power, we qualify as a “controlled company” as that term is defined under the corporate governance rules of the NASDAQ Global Select Market (“NASDAQ”). As a controlled company, we may elect not to comply with certain NASDAQ corporate governance requirements, including (i) the requirement that a majority of our Board of Directors consist of independent directors, (ii) the requirement to have a nominating/corporate governance committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities, (iii) the requirement to have a compensation committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities, and (iv) the requirement of an annual performance evaluation of the nominating/corporate governance and compensation committees.
Although our Board of Directors consists of a majority of independent directors, and has established a nominating and corporate governance committee and a compensation committee of independent directors, it may appoint non-independent directors and determine to eliminate these committees at any time. In such a case, you may not have the same protections afforded to shareholders of companies that are subject to all of NASDAQ’s corporate governance requirements.
Meetings and Committees of Directors
The Board of Directors held five meetings during 2019, and our independent directors met in executive session four times during 2019. The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Audit Committee held four meetings in 2019, the Compensation Committee held two meetings in 2019, and the Nominating and Corporate Governance Committee held one meeting in 2019. During 2019, each of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served.
Audit Committee
The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is comprised of three directors who meet the independence and other requirements of the NASDAQ and the SEC. The Audit Committee currently consists of Ms. Bush and Messrs. Evans and Hartwick. Ms. Bush currently serves as the Chair of the Audit Committee.
The SEC requires that we disclose whether or not our Audit Committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. We have determined that each of Ms. Bush and Mr. Hartwick satisfies the definition of “audit committee financial expert.” Additionally, each of the current members of the Audit Committee meets the requirements of financial literacy under the requirements of the NASDAQ and SEC rules and regulations.
The Audit Committee assists the Board of Directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The Audit Committee has the sole authority to retain and terminate our independent registered public accountant, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accountant. The Audit Committee is also responsible for confirming the independence and objectivity of our independent registered public accountant. Our independent registered public accountant is given unrestricted access to the Audit Committee. More information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.sparkenergy.com.
Compensation Committee
Our Compensation Committee currently consists of three directors who are “independent” as such term is defined under the rules of the SEC and the NASDAQ. Our Compensation Committee currently consists of Ms. Bush and Messrs. Evans and Hartwick. Mr. Hartwick currently serves as the Chair of the Compensation Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and, in certain circumstances, for other employees. Our Compensation Committee also administers our incentive compensation plans.
The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine in an informational or advisory capacity.
Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself. Our Chief Executive Officer’s conclusions and recommendations, including those for base salary adjustments and award amounts for the current year, are presented to the Compensation Committee. The Compensation Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers. The Compensation Committee may exercise its discretion in modifying any compensation adjustment or awards to any executive officer, including reducing or increasing the payment amount for one or more components of such awards.
Our Board of Directors annually considers the performance of our Chief Executive Officer. The Compensation Committee determines all components of our Chief Executive Officer’s compensation and meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer.
The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive Officer or officer compensation, including employment contracts and change in control provisions. The Compensation Committee has sole authority to approve the consultant’s fees and other retention terms and has authority to cause the Company to pay the fees and expenses of such consultants. As of the date of this Proxy Statement we have not engaged a compensation consultant.
More information regarding the functions performed by the Compensation Committee and its membership is in the “Compensation Committee Charter” that is posted on the Company’s website at www.sparkenergy.com.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of three directors who are “independent” as such term is defined under the rules of the SEC and the NASDAQ. Our Nominating and Corporate Governance Committee currently consists of Ms. Bush and Messrs. Evans and Hartwick. Mr. Evans currently serves as the Chair of the Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee identifies individuals qualified to become directors, consistent with criteria approved by the Board, recommends to the Board the director nominees for annual meetings of shareholders; reviews and recommends to the Board the corporate governance policies applicable to the Company; oversees the evaluation of the Board and its committees; and performs such other functions as the Board may assign it from time to time.
The Nominating and Corporate Governance Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may retain and determine funding for executive search firms, legal counsel, consultants, as well as other experts and advisers. The Nominating and Corporate Governance Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Nominating and Corporate Governance Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors, and such other persons as the Nominating and Corporate Governance Committee or its chairperson may determine in an informational or advisory capacity.

More information regarding the functions performed by the Nominating and Corporate Governance Committee and its membership is set forth in the “Nominating and Corporate Governance Committee Charter” that is posted on the Company’s website at www.sparkenergy.com. See also “Identification of Director Candidates” included herein for more information regarding the Nominating and Corporate Governance Committee’s role in selecting director nominees.
Director Independence
We have reviewed the independence of our current non-management directors using the independence standards of the NASDAQ and, based on this review, determined that three of our current directors, Ms. Bush and Messrs. Evans and Hartwick are independent. In connection with this assessment, the Board of Directors also determined that Ms. Bush and Messrs. Evans and Hartwick are independent within the meaning of the NASDAQ standards currently in effect and applicable to members of the Audit Committee and Compensation Committee.
Attendance at Annual Meetings
The Board of Directors encourages all directors to attend the Annual Meetings of Shareholders, if practicable. All of our directors then serving attended the 2019 Annual Meeting by phone or in person. We anticipate that all of our directors will attend the 2020 Annual Meeting.
Code of Conduct and Financial Code of Ethics
Our Board of Directors has adopted a Code of Conduct applicable to our employees, directors and officers, and a Financial Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and other senior financial officers in accordance with applicable U.S. federal securities laws and the corporate governance rules of NASDAQ. Any waiver of the Code of Conduct and Financial Code of Ethics may be made only by our Board of Directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of NASDAQ. The Code of Conduct and Financial Code of Ethics are posted on our website at www.sparkenergy.com

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to shareholders. The Company’s Corporate Governance Guidelines cover the following principal subjects:

•	role and functions of the Board of Directors and its Chairman;

•	qualifications and independence of directors;

•	size of the Board of Directors and director selection process;

•	shareholder communications with directors;

•	committee functions and independence of committee members;

•	meetings of independent directors;

•	annual performance evaluation of the committees;

•	compensation of the Board of Directors;

•	director access to senior management and to independent advisors;

•	annual performance evaluation of the management; and

•	review of governance policies and any other corporate governance issues.
The “Corporate Governance Guidelines” are posted on the Company’s website at www.sparkenergy.com. The Board of Directors reviews the Corporate Governance Guidelines periodically to reassess their adequacy and approve any proposed changes.
Board Leadership Structure
W. Keith Maxwell III currently serves as our interim Chief Executive Officer and as Chairman of the Board of Directors. The Board has no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board believes that the separation of the role of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company and its shareholders for the Board to make a determination regarding this issue each time it elects a new Chief Executive Officer.
Our independent directors have also determined that it is optimal for the Board to have a “lead director,” whose responsibilities include, among others, presiding over executive sessions of the independent directors and establishing the agenda for each meeting of the independent directors. All of these principles are set forth in the Company’s Corporate Governance Guidelines. Currently, the Board of Directors selects a lead independent director on a meeting-by-meeting basis, as needed, to preside over scheduled meetings of the independent directors based upon the topic of the meeting and relevant experience.
Additionally, the Board of Directors regularly meets in executive session without the presence of the Chairman of the Board, President and Chief Executive Officer or other members of management. The lead director presides at these meetings and provides the Board of Directors’ guidance and feedback to the President and Chief Executive Officer and the Company’s management team. Further, the Board of Directors has complete access to the Company’s management team.

Communications with the Board of Directors
Shareholders or other interested parties can contact the Board, any committee of the Board, or any director in particular by writing to: Spark Energy, Inc., 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, Attention: legal department. Shareholders or other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. Our legal department will review and forward each communication, as expeditiously as reasonably practicable, to the addressee(s) if (1) the communication complies with the requirements adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer, then the legal department may forward the communication to the chairman of the appropriate committee or the appropriate executive officer.
Oversight of Risk Management
Except as discussed below, the Board of Directors as a whole oversees our assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:

•	has approved the risk management policies related to our wholesale portfolio and hedging activities; and

•	reviews management’s capital spending plans, approves our capital budget and requires that management present for Board review significant departures from those plans.
The Audit Committee is responsible for overseeing our assessment and management of financial reporting and internal control risks. In consultation with management, our independent registered public accountant and, if applicable, the officer or employee responsible for the internal audit function, the Audit Committee annually reviews and assesses the adequacy and integrity of our financial reporting process and internal controls, and discusses significant financial risk, exposures and any remedial steps management has taken.
We have formed a risk committee. The risk committee has control and authority over all of our risk management activities and establishes and oversees the execution of the Company’s credit risk management policy and commodity risk policy. The risk management policies are reviewed at least annually and the risk committee typically meets quarterly to assure that we have followed our policies. The risk committee also seeks to assure the application of our risk management policies to new products that we may offer.
The risk committee is comprised of our Chief Executive Officer and our Chief Financial Officer who meet on a regular basis as to the status of the risk management activities and positions. Commodity positions are typically reviewed and updated daily based on information from our customer databases and pricing information sources. The risk policy sets volumetric limits on intraday and end of day long and short positions in natural gas and electricity. With respect to specific hedges, we have documented a formal delegation of authority delegating product type, volumetric, tenor and timing transaction limits to the energy supply managers. Any hedging transactions that exceed these delegated transaction limits are reported to the risk committee.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we describe our compensation philosophy, the factors the Compensation Committee considered in developing our compensation packages, and the decision-making process it followed in setting compensation for our Named Executive Officers for the year ended December 31, 2019. You should read this section in conjunction with the tables and accompanying narratives that follow. We believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers is reasonable and not excessive.
Our “Named Executive Officers” as defined under the SEC’s rules for the year ended December 31, 2019 were:

Name	Position
Nathan G. Kroeker	Former President and Chief Executive Officer
James G. Jones II	Chief Financial Officer
Robert Lane	Former Chief Financial Officer
Jason Garrett	Former Executive Vice President, Spark Retail

On June 13, 2019, Mr. Jones resigned from the Board. On June 14, 2019, the Board appointed Mr. Jones to serve as our Chief Financial Officer. The compensation that Mr. Jones’s received as a director is reported below in “Director Compensation” and is not included in his compensation as a Named Executive Officer, unless otherwise noted.
Objective and Focus

Our principal business strategy is to maintain stable cash flows and to grow our business by adding customers and optimizing our existing customer base. We believe that executing this business strategy will translate directly into increased stockholder value. The objective of our compensation program is to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. Accordingly, a significant portion of our executive compensation is related to factors that directly and indirectly relate to our business strategy and performance, and influence stockholder value.
This is the first annual meeting that we will have a non-binding advisory vote on executive compensation. While the Compensation Committee intends to continue its strategy of using programs that emphasize performance-based compensation with a goal to achieve an appropriate balance between our short and long-term performance and between our performance and stockholder return, we value the opinion of our stockholders and welcome the communication regarding our executive compensation policies and practices. Our Compensation Committee and Board will thoughtfully consider the results of the non-binding advisory vote regarding our Named Executive Officer’s compensation and whether to implement any desired change to our compensation, policies and procedures as a result of such vote.
Elements of Executive Compensation

The compensation of our Named Executive Officers consists of base salaries, annual cash bonuses, long-term incentive awards, and other in-service and post-employment benefits and perquisites.
Base Salary

We pay base salaries to provide a fixed amount of compensation for our Named Executive Officer’s regular work. Base salaries are generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience. The Compensation Committee reviews the base salaries of the Named Executive Officers annually at the beginning of each fiscal year, and usually makes percentage increases based on several factors, including its view of the cost of living and competitive conditions for executive talent, an evaluation of our performance, the individual’s performance, years of service, responsibilities, experience, leadership abilities, increases or changes in duties and responsibilities, our future growth plans, industry conditions, and our current ability to pay.

Annual Cash Bonuses

We pay annual cash bonuses to motivate and reward our executives. Our Named Executive Officers have the potential to receive a meaningful cash bonus if annual operational, financial and other objectives and goals are met and the Compensation Committee approves the bonus. Unless otherwise determined, annual cash bonuses have historically been subject to an individual’s continued employment through the date of payment.
In determining the annual cash bonuses earned, the Compensation Committee gives substantial weight to our achievement of pre-set goals and objectives, which are historically adopted by the Compensation Committee at the beginning of the year. An annual cash bonus based on percentage of base salary is established as a target award. Upon completion of a year, the Compensation Committee reviews actual performance to the pre-determined goals and objectives to determine the actual amount of the annual cash bonus. However, the Compensation Committee and the Board maintain complete discretion on the final determination of annual cash bonuses for the Named Executive Officers.
In March 2019, the Compensation Committee adopted the following metrics and targets to be used in determining the payment of annual cash bonus for the year ended December 31, 2019:

Metric	Target
Mass Market RCE Count	463,000
Operating Expense to Gross Margin	41%
Free Cash Flow to Common Shareholders	$41.3 million
Discretionary	--

Mass Market RCE Count represents the residential customer equivalents (“RCEs”) in the Company’s residential and small commercial book. An RCE is an industry standard measure of natural gas or electricity usage with each RCE representing annual consumption of 100 MMBtu of natural gas or 10 MWh of electricity
Operating Expense to Gross Margin is calculated as general and administrative costs (calculated as total general and administrative costs (including bad debt expense), less non-cash compensation expense, broker fees, and lead generation costs) divided by gross margin (calculated as total retail gross margin, less broker fees). We define retail gross margin as operating income (loss) plus (i) depreciation and amortization expenses and (ii) general and administrative expenses, less (iii) net asset optimization revenues (expenses), (iv) net gains (losses) on non-trading derivative instruments, and (v) net current period cash settlements on non-trading derivative instruments.
Free Cash Flow to Common Shareholders represents cash flows generated by the Company available to pay dividends, reduce debt, and pursue growth opportunities. Free Cash Flow to Common Shareholders is calculated as Adjusted EBITDA less interest, preferred stock dividends, tax payments (including payments made under the Company’s Tax Receivable Agreement that terminated in July 2019), cash paid for acquisitions, capital expenditures, mandatory loan repayments, and earnout payments.
The annual cash bonus program has historically had a discretionary component. The discretionary component offers the Compensation Committee the ability to reward Named Executive Officers for exceptional performance, or to reduce a Named Executive Officer’s award. The Compensation Committee focuses on a Named Executive Officer’s contribution to the Company’s leadership and strategic direction in determining the discretionary component of the annual cash bonus.

For the year ended December 31, 2019, each metric allowed the Named Executive Officer to earn a weighted percentage of his base salary. For the year ended December 31, 2019 and prior to weighting, our Named Executive Officers could have earned a percentage of their base salary as follows:

Mass Market RCE Count	Eligible Bonus as a % of Base Salary
	CEO	Other Officers
At 90% of Target	50	50
At 95% of Target	75	75
At 100% of Target	100	75
At 105% of Target	125	125
At 110% of Target or higher	150	150

Operating Expense to Gross Margin	Eligible Bonus as a % of Base Salary
	CEO	Other Officers
At 80% of Target	50	50
At 90% of Target	75	75
At 100% of Target	100	75
At 110% of Target	125	125
At 120% of Target or higher	150	150

Free Cash Flow to Common Shareholders	Eligible Bonus as a % of Base Salary
	CEO	Other Officers
At $5MM Below Target	50	50
At $2.5MM Below Target	75	75
At 100% of Target	100	75
At $5MM Above Target	125	125
At $10MM Above Target	150	150

Discretionary	Eligible Bonus as a % of Base Salary
	CEO	Other Officers
Discretionary Factors	100	75

The applicable weightings for the metrics for the year ended December 31, 2019 were as follows:

Metric	Weighting
Mass Market RCE Count	25%
Operating Expense to Gross Margin	25%
Free Cash Flow to Common Shareholders	25%
Discretionary	25%

For example, if our CEO had a base salary of $300,000, and all metrics were earned at the target and the full discretionary award was given, the CEO’s annual cash bonus would be $300,000, calculated as follows: $300,000 = $300,000 x 25% ($300,000) (Mass Market RCE Count) + 25% ($300,000) (Operating Expense to Gross Margin) + 25% ($300,000) (Free Cash Flow to Common Shareholders) + 25% ($300,000) (Discretionary).

On March 30, 2020, the Compensation Committee determined that the metrics established for the year ended December 31, 2019 were met at the following levels:

Metric	Target	Actual	Percent of Target
Mass Market RCE Count	463,000	410,000	89%
Operating Expense to Gross Margin	41%	46%	88%
Free Cash Flow to Common Shareholders	$41.1 million	$51.9 million	150%

The following table shows, for the year ended December 31, 2019, the maximum percentages of base salary that the Named Executive Officers could have received under the annual cash bonus criteria set forth above assuming full discretionary award, the percentage of base salary actual earned and the dollar amount of the annual cash bonus. Actual cash bonus awards for past years are shown in the “Bonus” column of the Summary Compensation Table that follows this Compensation Discussion and Analysis.

Name	Maximum Award as Percentage of Base Salary	Percentage of Base Salary Actually Earned	Dollar Amount of Award
Mr. Kroeker	137.5%	59%	$268,500
Mr. Jones	131.25%	59%	$132,750
Mr. Lane	131.25%	--	--
Mr. Garrett	131.25%	--	--

For the year ended December 31, 2019, the actual Mass Market RCE Count of 410,000 was below the minimum threshold of 90% to earn that component of the bonus, so no bonus attributable to that component was earned. Operating Expense to Gross Margin was achieved at 88% of the target, resulting in achievement at the 50% level for our Chief Executive Officer and other Officers. Free Cash Flow to Common Shareholders was $10.8 million above the target, resulting in achievement at the 150% level for our Chief Executive Officer and other Officers. The Compensation Committee granted a portion of the discretionary component for leadership, performance and successful implementation of Sarbanes Oxley 404(b).
Long-Term Equity Awards

We pay long-term equity awards because we believe that long-term equity-based incentive compensation is an important component of our overall compensation program because it:

•	balances short- and long-term objectives;

•	aligns our Named Executive Officers’ interests with the long-term interests of our stockholders and the creation of stockholder value;

•	makes our compensation program competitive from a total remuneration standpoint;

•	encourages retention of our Named Executive Officers; and

•	gives Named Executive Officers the opportunity to share in our long-term value creation.

The Board originally adopted the Spark Energy, Inc. Long Term Incentive Plan on July 21, 2014 in connection with our initial public offering. The incentive plan was amended and restated on September 1, 2016 to expand the sources of Class A common stock that may be used to settle awards granted under the Incentive Plan. At our 2019 annual meeting of shareholders, shareholders approved an amendment and restatement of our incentive plan to increase the number of shares of Class A common stock reserved under the plan (such plan, as amended and restated, the “Incentive Plan”).
Our Incentive Plan provides for grants of cash payments, stock options, stock appreciation rights, restricted stock or units, bonus stock, dividend equivalents, and other stock-based awards. Historically, our Named Executive Offers have only received restricted stock units (“RSUs”), rather than any other type of awards. RSUs represent a right to receive stock, cash or a combination thereof at the end of a specified deferral or vesting period. The RSUs may also provide for dividend equivalent rights (“DERs”) which, rather than paying dividends on RSUs in cash, credits additional RSUs to an awards based on the dividend paid, which are subject to the same vesting schedule as the underlying grant.
Annual Incentive Awards

Similar to its process for determining annual cash bonuses, the Compensation Committee gives substantial weight to achievement of pre-set goals and objectives, which are historically adopted by the Compensation Committee at the beginning of the year, in determining the number of RSUs to grant to our Named Executive Officers. A dollar amount of RSUs based on percentage of base salary is established as a target award. Upon completion of a year, the Compensation Committee reviews actual performance to the pre-determined goals and objectives to determine the dollar amount of RSUs to be issued as an award. However, the Compensation Committee and the Board maintain complete discretion on the final determination of the number of RSUs to be granted to the Named Executive Officers.
In July 2018, the Compensation Committee adopted the metrics of Embedded Gross Margin and Relative Total Shareholder Return to determine the number of RSUs to be granted in 2019 based on performance for the year ended December 31, 2019.
Embedded Gross Margin is defined as a rolling five-year measure of management’s estimate of future contracted Retail Gross Margin. The Embedded Gross Margin is the difference between existing customer contract prices and the cost of supply for the remainder of the term, with appropriate assumptions for customer attrition and renewals. It is assumed that expiring contracts will be renewed at target margin and renewals rates.
Relative Total Shareholder Return is calculated as the percentile ranking against the peer group based on the increase or decrease in the volume-weighted average price (“VWAP”) of the companies’ stock for the last ten trading days of the current year compared to the VWAP of the stock for the last ten trading days of the previous year, plus dividends earned during the current year. Relative Total Shareholder Return is measured according to a peer group of companies selected by the Compensation Committee. The peer group of companies was selected based on industry and relative size.

In July 2018, the Compensation Committee approved a peer group consisting of:

Company	Ticker
Genie Energy LTD	GNE
Atlantic Power Corporation	AT
Just Energy Group Inc.	JE.TO
Chesapeake Utilities Corporation	CPK
Unitil Corporation	UTL
RGC Resources, Inc.	RGCO
Suburban Propane Partners, L.P.	SPH
MarineMax, Inc.	HZO
Crius Energy Trust	KWH-UN.TO
Russel 2000 Index	^RUT
Global Brass and Copper Holdings, Inc.	BRSS
Superior Plus Corp.	SPB.TO
Mistras Group, Inc.	MG
FuelCell Energy Inc.	FCEL
Jones Energy, Inc.	JONE

The Compensation Committee is permitted to exercise discretion to exclude companies from the peer group, as well as the measurement period for which Relative Total Stockholder Return is calculated.
Each metric allows a Named Executive Officer to earn a weighted percentage of his base salary. For the year ended December 31, 2018 and prior to reduction, our Named Executive Officers could have earned a percentage of their base salary as follows for the following metrics, prior to weighting:

Metric	Target	Eligible Grant as a % of Base Salary
		80%	85%	90%	95%	100%	125%	150%
Embedded Gross Margin	$453.0 million	80%	85%	90%	95%	100%	110%	125+%
Relative Total Shareholder Return	70th Percentile	50th	55th	60th	65th	70th	80th	90th

Each of the above metrics is weighted 50%. For example, if our CEO had a base salary of $300,000, and we obtained Embedded Gross Margin of $453.0 million and a Relative Total Shareholder Return at the 70th percentile, our CEO would be eligible for a grant of RSUs having a value of $300,000: $300,000 = 50% (100% x $300,000) (Embedded Gross Margin) + 50% (100% x $300,000) (Relative Total Shareholder Return).
In March 2019, the Compensation Committee determined that the metrics established for the year ended December 31, 2018 were met at the following levels:

Metric	Target	Actual	Eligible Grant	Weighted % of Base Salary
Embedded Gross Margin	$453.0 million	$515.5 million	132%	66%
Relative Total Shareholder Return	70th Percentile	64th Percentile	94%	47%
Total				113%

The 70th percentile target for Relative Total Shareholder Return was determined based on a goal of achieving actual results within the top four of the sixteen companies in the peer group. The results of all sixteen companies in the peer group were considered.

The following table shows the maximum percentages of base salary that the Named Executive Officers could have received in RSUs granted in 2019 that were based upon metrics approved by the Compensation Committee in March 2018, the percentage of base salary actual earned and the dollar amount of the actual awards issued.

Name	Maximum Long Term Incentive Award Value as Percentage of Base Salary	Percentage of Base Salary Actually Earned	Dollar Amount of Award
Mr. Kroeker	150%	117%	$528,000
Mr. Jones	150%	--%	--
Mr. Lane	150%	117%	$352,000
Mr. Garrett	150%	117%	$352,000

During the year ended December 31, 2019, based upon achievement of the pre-determined metrics, the Named Executive Officers would receive a grant of RSUs equal to 113% of their base salary. However, the Compensation Committee exercised its discretion to increase the value of RSUs granted to 117% of base salary.
In March 2019, the Compensation Committee adopted the metrics of Embedded Gross Margin and Relative Total Shareholder Return to determine the number of RSUs to be granted in 2020 based on performance for the year ended December 31, 2019. The definition of Embedded Gross Margin remained the same as described above. With respect to Relative Total Shareholder Return, Jones Energy, Inc. was removed from the peer group list and replaced with Interstate Power and Light due to Interstate Power and Light being considered a more appropriate peer based on relative size and market capitalization. Accordingly, the peer group list for purposes of calculating Relative Total Shareholder Return was as follows:

Company	Ticker
Genie Energy LTD	GNE
Atlantic Power Corporation	AT
Just Energy Group Inc.	JE.TO
Chesapeake Utilities Corporation	CPK
Unitil Corporation	UTL
RGC Resources, Inc.	RGCO
Suburban Propane Partners, L.P.	SPH
MarineMax, Inc.	HZO
Crius Energy Trust	KWH-UN.TO
Russel 2000 Index	^RUT
Global Brass and Copper Holdings, Inc.	BRSS
Superior Plus Corp.	SPB.TO
Mistras Group, Inc.	MG
FuelCell Energy Inc.	FCEL
Interstate Power and Light	IPLDP

For the year ended December 31, 2019 and prior to weighting, our Named Executive Officers could have earned a percentage of their base salary in the form of RSUs as follows:

Metric	Target	Eligible Grant as a % of Base Salary
		80%	85%	90%	95%	100%	125%	150%
Embedded Gross Margin	$506.1 million	80%	85%	90%	95%	100%	110%	125+%
Relative Total Shareholder Return	70th Percentile	50th	55th	60th	65th	70th	80th	90th

Each of the above metrics is weighted 50%. In March 2020, the Compensation Committee determined that the metrics established in 2019 were met at the following levels:

Metric	Target	Actual	Eligible Grant	Weighted % of Base Salary
Embedded Gross Margin	$506.1 million	$450.0 million	90%	45%
Relative Total Shareholder Return	70th Percentile	94th Percentile	150%	75%
Total				120%

The 70th percentile target for Relative Total Shareholder Return was determined based on a goal of achieving actual results within the top four of the sixteen companies in the peer group. The results of all companies in the peer group were considered, except Crius Energy Trust and Global Brass and Copper Holdings, Inc., both of which were acquired in 2019.

The following table shows the maximum percentages of base salary that the Named Executive Officers could have received in RSUs granted in 2020 that were based upon metrics approved by the Compensation Committee in March 2019, the percentage of base salary actual earned and the dollar amount of the actual awards issued.

Name	Maximum Long Term Incentive Award Value as Percentage of Base Salary	Percentage of Base Salary Actually Earned	Dollar Amount of Award
Mr. Kroeker	150%	--%	--
Mr. Jones	150%	120%	360,000
Mr. Lane	150%	--%	--
Mr. Garrett	150%	--%	--

Change In Control Restricted Stock Units

On August 1, 2018, we adopted a new form of RSUs that vest, if at all, only upon a change in control (a “CIC RSU”). The Form of Notice of Grant of Restricted Stock Units for CIC RSUs defines a change in control to generally mean:

•
the consummation of an agreement to acquire, or a tender offer for beneficial ownership by any person, of, 50% or more of the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors, or by any person of 90% or more of the then total outstanding shares of Class A common stock;

•	individuals who constitute the incumbent board cease for any reason to constitute at least a majority of the Board;

•	consummation of certain reorganizations, mergers or consolidations or a sale or other disposition of all or substantially all of our assets;

•	approval by our shareholders of a complete liquidation or dissolution;

•
a public offering or series of public offerings by Retailco and its affiliates, as a selling shareholder group, in which their total interest drops below 10 million of our total outstanding voting securities;

•	a disposition by Retailco and its affiliates in which their total interest drops below 10 million of our total outstanding voting securities; or

•
any other business combination, liquidation event of Retailco and its affiliates or restructuring of us which the Compensation Committee deems in its discretion to achieve the principles of a change in control.

A change in control will be deemed to have occurred notwithstanding a termination of recipient’s employment for convenience by the Company or for good reason (as such terms are defined in recipient’s employment agreement or if no such employment agreement exists then how such terms are defined in connection with the employment agreements of executive officers) within the period that is 120 days prior to the execution of definitive agreements evidencing a change in control.

Immediate vesting upon a change in control was considered appropriate as we would likely need the assistance of identified key employees to successfully conclude a transaction resulting in a change in control. We believe immediately vesting the awards may serve to reduce concerns, other than continued employment, such employees may have with respect to any potential change in control transaction and may motivate them to complete the transaction.

Solely for purposes of CIC RSUs, no change in control will be deemed to occur if the change in control price is below $7.00 per share. The change in control price is generally equal to either:

•	the price per share offered to holders of Common Stock in any merger or consolidation;

•
the per share fair market value of the Class A common stock immediately before the change in control without regard to assets sold in the change in control and assuming we have received the consideration;

•	the amount distributed per share in a dissolution transaction;

•	the price per share offered to holders in any tender offer or exchange offer whereby a change in control takes place;

•	the weighted average gross public offering price for the public offerings in which a change in control occurs;

•	the weighted average price per share obtained by Retailco and its affiliates for their sale of their interest below threshold amounts in which a change in control occurs;

•	the weighted average price per share offered by any person for their purchase of outstanding shares that triggers a change in control; or

•	if such control occurs other than pursuant to a transaction described above, the fair market value per share of the Stock that may otherwise be obtained, as determined by the Compensation Committee.

In the event that the consideration offered consists of anything other than cash, the Compensation Committee shall determine the cash equivalent of the portion of the consideration offered which is other than cash. The change in control price is subject to adjustment for subdivisions, consolidations and recapitalizations.

The Compensation Committee made a grants of 160,000 and 40,000 CIC RSUs to Mr. Kroeker and Mr. Garrett, respectively, on May 18, 2019.

In-Service and Post-Employment Benefits

In addition to the elements of compensation discussed above, we also provide other benefits to our Named Executive Officers, including retirement benefits to match competitive practices in our industry and that are comparable to those provided at other companies of our size. They are designed to provide certain basic quality of life benefits and protections to our employees and at the same time enhance our attractiveness as an employer.

401(k) Retirement Plan
We sponsor a 401(k) retirement plan. During the year ended December 31, 2019, the plan was available to all of our employees immediately upon employment. The Named Executive Officers participate on the same basis as all other employees. Eligible employees may contribute 90% of their salary up to the Internal Revenue Service maximum contribution to the plan through payroll deductions. We match 100% of an employee’s contribution up to 4% of his or her salary. Our Class A common stock is not an investment option under the plan.

Other Benefit Plans

We provide other benefits such as medical, dental, vision, flexible spending accounts, paid time off, life insurance and disability coverage, which are also provided to all other eligible employees.

Perquisites

We provide certain perquisites to our Named Executive Officers. We provide a cellular allows for Mr. Jones. We also provided club membership fees for Mr. Kroeker and cellular allowance fees for Mr. Lane and Garrett. The payment of club membership encouraged entertainment of business colleagues and customers, engaging in social interaction with peers from other companies, local leadership in the community, and holding business meetings at a convenient offsite location. The cellular allowance ensures that our Named Executive Officers have a way to communicate with the Company and company personnel. More detail on our perquisites may be found in the narrative following the Summary Compensation Table, below.

Tax and Accounting Considerations

The Tax Cuts and Jobs Act of 2017 (the “Tax Act”) eliminated the “performance-based compensation” deduction limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”). Given that we have not historically granted compensation that would be considered “performance-based compensation,” all taxable compensation paid to our Named Executive Officers, including compensation expense generated in connection with restricted stock units is not exempt from the Section 162(m) deduction limit. We may from time to time in the future pay compensation amounts to our executive officers that are not deductible. Although we consider tax deductibility in the design and administration of our executive compensation plans and programs, we believe that our interests are best served by providing competitive levels of compensation to our Named Executive Officers even if it results in the non-deductibility of certain amounts under the Code.

Restricted stock unit awards to our employees, including Named Executive Officers, have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with ASC Topic 718. Restricted stock unit awards to our directors have been granted and reflected in our consolidated financial statements based upon applicable accounting guidance, at fair market value as of the reporting period ending date in accordance with ASC Topic 718.

Clawback Policy

We currently do not have a recovery, or “clawback” policy applicable to our Named Executive Officers of any annual cash bonuses or equity compensation awards other than those required under Section 304 of the Sarbanes-Oxley Act. The Compensation Committee will continue to evaluate the need to adopt such a policy.

The Role of Management

Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself. Our Chief Executive Officer’s conclusions and recommendations, including those for base salary adjustments and award amounts for the current year, are presented to the Compensation Committee. The Compensation Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers.

Our Board of Directors annually considers the performance of our Chief Executive Officer. The Compensation Committee determines all components of our Chief Executive Officer’s compensation and meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, our Compensation Committee consisted of:

•	Messrs. Maxwell, Jones, Evans and Hartwick from January 1, 2019 to June 13, 2019;

•	Messrs. Maxwell, Evans and Hartwick from June 13, 2019 to August 6, 2019;

•	Messrs Evans and Hartwick from August 6, 2019 through August 27, 2019; and

•	Ms. Bush and Messrs. Evans and Hartwick from August 27, 2019 through December 31, 2019.

Our Compensation Committee now consists solely of members who are “independent” as defined by NASDAQ Rule 5605(c). Mr. Maxwell served as our Chief Executive Officer from our inception through April 2014, and Ms. Bush served as our Chief Financial Officer from May 2012 through April 2013. Mr. Maxwell is also party to certain related party transactions with us, as described in this Proxy Statement under “Transactions with Related Persons.”

During the last completed fiscal year, none of our executive officers served on the board of directors or Compensation Committee of a company that has an executive officer that served on our Board or Compensation Committee. No member of our Board is an executive officer of a company in which one of our executive officers served as a member of the board of directors or Compensation Committee of that company.

Stock Ownership Guidelines

The Board believes that it is in the best interest of the Company and its stockholders to align the financial interests of the officers of the Company and non-employee members of the Board with those of the Company’s stockholders. In this regard, the Board enforces minimum stock ownership guidelines.

For Named Executive Officers, the stock ownership guidelines are found in their respective employment agreements. Mr. Jones has a guideline of two times annual base salary on and after April 1, 2023. Mr. Kroeker, Mr. Lane and Mr. Garrett were also subject to stock ownership guidelines at three times, two times and two times annual base salary, respectively, pursuant to their employment agreements.

For independent directors, we encourage stock ownership through an informal policy that the independent directors own Class A common stock at least equal to two times their annual retainer of $75,000 prior to selling any shares of Class A common stock.

All shares of Class A common stock held by our Named Executive Officers (including (i) shares purchased on the open market or (ii) shares held indirectly by the Named Executive Officer (a) under any retirement or deferred compensation plan or (b) held by a spouse or other immediate family member residing in the same household or (c) in a trust for the benefit of Named Executive Officer or his family (whether held individually or jointly)) and all shares of Class A common stock underlying awards granted under the Incentive Plan and that can be settled in Class A common stock (whether vested or unvested, exercised or unexercised, or settled or unsettled) count towards the stock ownership requirements. Any performance awards held count towards the stock ownership requirements at the target level of such awards until settled.

To the extent a Named Executive Officer falls below the stock ownership requirement after his applicable date, the Named Executive Officer will be required to retain 100% of shares obtained through the Incentive Plan until the stock ownership requirement is met. In the event of a drop in the share price of the Class A common stock from the beginning of each fiscal year through the end of such year commencing with fiscal year 2022, in the case of Mr. Jones, and for each fiscal year thereafter of more than twenty-five percent (25%), the Named Executive Officer will be entitled to an additional twelve month period commencing on April 1 of the next year to comply with the stock ownership requirement. Failure to satisfy the stock ownership requirement may impact the Named Executive Officer’s eligibility to receive future cash and equity incentive compensation awards.

Compliance with this policy by each officer is reviewed by the Nominating and Governance Committee on an annual basis, and the Nominating and Governance Committee may exercise its discretion in response to any violation of this policy and the Compensation Committee will take into account compliance with the requirements in determining grants of awards. To date, the Nominating and Governance Committee has not found any violations under the policy.

Hedging and Pledging
Our insider trading policy, which applies to our officers (including our Named Executive Officers), directors, employees and consultants, strongly discourages hedging and pledging.

Risk Management

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The Compensation Committee performs this assessment annually.

Although portion of the compensation provided to Named Executive Officers is based on our performance, we believe our compensation programs do not encourage excessive and unnecessary risk-taking by our Named Executive Officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short-term and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions.

2020 Executive Compensation Decisions

For the year ending December 31, 2020, Mr. Jones and Mr. McMinn will receive a base salary of $300,000, which is unchanged from the year ended December 31, 2019. Mr, Maxwell in his position as interim Chief Executive Officer will receive a salary of $1 for his services.

In March 2020, the Compensation Committee adopted the following metrics to be used in determining the payment of annual cash bonus for the year ended December 31, 2019: Mass Market RCE Count; Operating Expense to Gross Margin; Free Cash Flow to Common Shareholders, and Discretionary. In addition, the Compensation Committee adopted the metrics of Embedded Gross Margin and Relative Total Shareholder Return to determine the number of RSUs to be granted in 2021.

Director Compensation

The Compensation Committee is charged with recommending all cash and non-cash compensation of our non-employee directors. Our non-employee directors, other than Mr. Maxwell, received cash fees for their service on the Board and its committees during the year ended December 31, 2019 as set forth below:

Fee	Amount($)
Annual Retainer	75,000
Audit Committee Chair	10,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	10,000
Special Committee Chair(1)	10,000
Each Special Committee Meeting attended(1)	1,000
_______________
(1) The Special Committee is formed from time to time to review certain related party transactions.

Directors who are also our employees do not receive any additional compensation for their service on our Board of Directors. As the Chairman of the Board of Directors, Mr. Maxwell is paid annual director fees of $250,000. Non-employee directors receive an annual grant of RSUs having a dollar value of $75,000, or beginning January 1, 2020, in cash if the informal stock ownership guidelines have been met. The annual grants have a vesting period of one year. In addition, each director is reimbursed for: (i) travel and miscellaneous expenses to attend meetings and activities of our Board or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in general education and orientation program for directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of our Board of Directors or any of our committees.

More information about the actual compensation paid to non-employee directors is set forth in the Director Compensation table, below.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation for our NEOs for the fiscal years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Mr. Kroeker Former President and Chief Executive Officer	2019	450,000	268,500	666,137	25,125	1,409,762
	2018	450,000	250,000	1,037,595	24,362	1,761,957
	2017	450,000	–	1,442,263	23,543	1,915,806
Mr. Jones Chief Financial Officer	2019	180,000	132,750	350,875	7,030	670,655
Mr. Lane Former Chief Financial Officer	2019	300,000	–	358,538	11,694	670,232
	2018	300,000	185,000	27,430	12,200	524,630
	2017	300,000	25,000	449,360	12,092	786,452
Mr. Garrett Former Executive Vice President, Spark Retail	2019	300,000	–	408,211	488,507	1,196,718
	2018	300,000	197,000	586,015	19,750	1,102,765
	2017	300,000	–	711,238	19,443	1,030,681

(1)    The amounts reflected in this column represent the grant date fair value of restricted stock unit awards and dividend equivalent rights granted to the Named Executive Officers pursuant to our Incentive Plan, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. See “Note 12. Stock-Based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019 for additional detail regarding assumptions underlying the value of these equity awards.
(2)The amounts included in the table above under “All Other Compensation” consist of the following:

Name	Year	401(k) Matching Contribution ($)	Insurance Premiums ($)	Club Membership Fees ($)	Cellular Allowance ($)	Separation Payment ($)
Mr. Kroeker	2019	11,200	7,503	6,422	–	–
	2018	11,000	8,362	5,000	–	–
	2017	10,800	7,743	5,000	–	–
Mr. Jones	2019	6,277	33	–	720	–
Mr. Lane	2019	11,200	–	–	494	–
	2018	11,000	–	–	1,200	–
	2017	10,800	–	–	1,292	–
Mr. Garrett	2019	11,200	7,523	–	1,034	468,750(3)
	2018	11,000	7,550	–	1,200	–
	2017	10,800	7,351	–	1,292	–

(3)    Represents a separation payment of $468,750 to be paid in twenty-six substantially equal bi-weekly installments. See “Severance Agreements” below.

Grants of Plan-Based Awards During 2019

The following table presents grants of plan-based awards during the fiscal year ending December 31, 2019:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards

Name of Executive	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum($)	Threshold ($)	Target ($)	Maximum($)	All other stock awards: Number of shares of stock or units (#)(2)	Grant date fair value of Stock Awards ($)(3)
Mr. Kroeker	3/25/2019	3/1/2019	–	–	–	–	–	–	60,000	528,000
	5/18/2019	7/20/2018	–	–	–	–	–	–	160,000	–
Mr. Jones	6/14/2019	6/14/2019	–	–	–	–	–	–	30,000	339,900
Mr. Lane	3/25/2019	3/1/2019	–	–	–	–	–	–	40,000	352,000
Mr. Garrett	3/25/2019	3/1/2019	–	–	–	–	–	–	40,000	352,000
	5/18/2019	7/20/2018	–	–	–	–	–	–	40,000	–
(1) Represents the date the award was approved by the Compensation Committee of the Board.
(2) The grants include dividend equivalent rights.

(3) The amounts reflected in this column represent the grant date fair value of restricted stock unit awards granted to the Named Executive Officers pursuant to our Incentive Plan (as defined below), computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. See “Note 12. Stock-Based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019 for additional detail regarding assumptions underlying the value of these equity awards. In accordance with FASB ASC Topic 718, the CIC RSUs do not have a grant date fair value because the change in control event has not occurred.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table
Restricted Stock Unit Awards

If the Compensation Committee determines that awards of RSUs are earned pursuant to the criteria set above under “Compensation Discussion and Analysis—Elements of Executive Compensation—Long Term Equity Awards—Annual Incentive Awards,” the Compensation Committee has historically granted awards of RSUs that vest ratably over four years in each May, with the initial vesting occurring in May following the year of the grant. The grants of 60,000, 40,000 and 40,000 RSUs to Mr. Kroeker, Mr. Lane and Mr. Garrett, respectively, on March 25, 2019 vest ratably over four years, beginning in May 2020, and included tandem dividend equivalent rights.

The grants of 160,000 and 40,000 RSUs to Mr. Kroeker and Mr. Garrett, respectively, on May 18, 2019 were CIC RSUs, which vest upon a change in control as described above under “Compensation Discussion and Analysis—Elements of Executive Compensation—Long Term Equity Awards—Change in Control Restricted Stock Units.” Each of these grants included tandem dividend equivalent rights.

The grant of 30,000 RSUs to Mr. Jones on June 14, 2019 vest according to the following schedule: 14,700 RSUs on May 18, 2020; 5,100 RSUs on May 18, 2021; 5,100 RSUs on May 18, 2022; and 5.100 RSUs on May 18, 2023. Each of these grants included tandem dividend equivalent rights. The grants were structured in this manner to provide Mr. Jones with long-term incentives consistent with other executives.

Employment Agreements

In May of 2016, we entered into an amended and restated employment agreement with Mr. Lane. In August of 2018, we entered into amended and restated employment agreements with Mr. Kroeker and Mr. Garrett. In June 2019, we entered into an employment agreement with Mr. Jones.

Mr. Kroeker and Mr. Garrett’s employment agreements provides for an initial term of August 1, 2018 through December 31, 2019. Mr. Lane’s employment agreement provides for an initial term of June 1, 2016 through December 31, 2016. Mr. Jones’s employment agreement provides for an initial term of June 14, 2019 through December 31, 2020. The terms of each of the employment agreements automatically renews for periods of 12 months, unless a party under the employment agreements provides notice of non-renewal at least 30 days prior to the expiration of the then-existing term.

The employment agreements each provide that, in the event the relevant executive is terminated by us other than for “cause” or the executive’s employment terminates due to either our election not to renew the term of the agreement or the executive’s resignation for “good reason,” the executive will, subject to execution of a release of claims, be entitled to receive the following payments and benefits:

•
12 months’ base salary plus an additional amount equal to the employee’s target bonus for the year of termination pro-rated based upon the number of days employee was employed in the calendar year of termination and based upon our actual performance through such date of termination, payable in twelve substantially equal installments (the “Severance Payment”);

•	any bonus earned for the calendar year prior to the year in which the termination occurs but which is unpaid as of the date of termination (the “Post-Termination Bonus Payment”); and

•	full vesting of any outstanding unvested awards, excluding CIC RSUs, held by the executive under our Incentive Plan.

“Cause” under the employment agreements is generally defined to include (a) a material uncured breach by the executive of the employment agreement or any other obligation owed to us, (b) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement, (c) any conviction, indictment or plea of nolo contendere with respect to any felony or any crime involving moral turpitude, (d) willful failure to perform obligations pursuant to the employment agreement or failure or refusal to follow the lawful instructions of our Board of Directors and (e) any conduct which is materially injurious to us.

“Good Reason” under the employment agreements is generally defined to include (a) a material diminution in base salary, (b) a material diminution in title, duties, authority or responsibilities, (c) relocation by more than fifty miles or (d) material and uncured breach of the employment agreement by us.

A non-renewal of the term of the employment agreement by the employee, a termination by reason of employee’s death or disability, a termination by the Company for Cause, or a termination of employment by employee without Good Reason, or a separation in connection with a “Change in Control” described below (in the case of Mr. Kroeker, Mr. Jones and Mr. Garrett), does not give rise to a right to the Severance Payment or Post-Termination Bonus Payment.

In the case of Mr. Kroeker, Mr. Jones and Mr. Garrett, if within 120 days prior to execution of a definitive agreement for a “Change in Control” transaction and ending 365 days after consummation or final closing of such transaction, the relevant executive’s employment is terminated by us other than for “cause” or the executive’s employment terminates due to either our election not to renew the term of the agreement or the executive’s resignation for “good reason,” subject to execution of a release of claims and other conditions, the relevant executive is entitled to receive the following payments and benefits:

•
a lump sum payment equal to 1.5 times the employee’s base salary then in effect (or 1.0 times the employee’s base salary in the case of Mr. Jones and Mr. Garrett), and the full target annual bonus for the year in which termination occurs, and payable within 15 days following the date in which employment is terminated;

•
any bonus earned for the calendar year prior to the year in which the termination occurs but which is unpaid as of the date of termination, payable within 15 days following the date in which employment is terminated;

•
a pro rata target annual bonus for the year of termination, calculated based upon our actual performance through such date and payable within 15 days following the date in which employment is terminated;

•	full vesting of any outstanding awards held by the executive under our Incentive Plan, other than CIC RSUs; and

•	reimbursement or payment of certain continuing health benefits, if elected by the executive.

The employment agreements generally define “Change in Control” to mean:

•
the consummation of an agreement to acquire or a tender offer for beneficial ownership by any person, of 50% or more of the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors, or by any person of 90% or more of the then total outstanding shares of Class A common stock;

•	individuals who constitute the incumbent board cease for any reason to constitute at least a majority of the Board;

•	consummation of certain reorganizations, mergers or consolidations or a sale or other disposition of all or substantially all of our assets;

•	approval by our shareholders of a complete liquidation or dissolution;

•
a public offering or series of public offerings by Retailco and its affiliates, as a selling shareholder group, in which their total interest drops below 10 million of our total outstanding voting securities;

•	a disposition by Retailco and its affiliates in which their total interest drops below 10 million of our total outstanding voting securities; or

•
any other business combination, liquidation event of Retailco and its affiliates or restructuring of us which the Compensation Committee deems in its discretion to achieve the principles of a Change in Control.

The employment agreements also provide for noncompetition and nonsolicitation covenants which are in effect during the period of the executive’s employment and for a period of 12 months thereafter.

Salary to Total Compensation

For the year ended December 31, 2019, salary accounted for the following percentages of each Named Executive Officer’s total compensation:

Name	Salary as a Percentage of Total Compensation
Mr. Kroeker	31.9%
Mr. Jones	26.8%
Mr. Lane	44.8%
Mr. Garrett	25.1%

Outstanding Equity Awards at 2019 Year End

The following table reflects information regarding outstanding RSUs held by our Named Executive Officers as of December 31, 2019. None of our Named Executive Officers hold any option awards.

Name	Grant Date	Stock Awards
		Number of Restricted Stock Units That Have Not Vested (#)	Market Value of Restricted Stock Units That Have Not Vested ($)(1)
Mr. Kroeker	5/18/2016(2)	12,994	119,935
	5/18/2017(2)	36,794	339,609
	8/1/2018(2)	62,614	577,927
	8/1/2018(3)	84,775	782,473
	3/25/2019(2)	71,601	660,877
	5/18/2019(3)	173,479	1,601,211
Mr. Jones	6/14/2019(4)	31,077	286,841
Mr. Lane(5)	–	–	–
Mr. Garrett(6)	–	–	–
	5/18/2016(2)	5,196	47,959
	5/18/2017(2)	18,334	169,223
	8/1/2018(2)	33,149	305,965
	3/25/2019(2)	44,720	412,766
_____________
(1)    Represents the market value of each award based on the closing price of $9.23 of our Class A common stock at December 31, 2019.
(2)    The restricted stock units shown in the table represent the unvested portion of the applicable grant and corresponding dividend equivalent rights. The restricted stock units and corresponding dividend equivalent rights vest ratably over a four-year period with the first vesting date commencing on May 18 following the year of the grant.
(3)    The restricted stock units and corresponding dividend equivalent rights vest upon a change in control. Please see “—Employment, Severance and Change in Control Agreements—Change in Control Restricted Stock Units” below.

(4)    The restricted stock units shown in the table represent the unvested portion of the applicable grant. These restricted stock units vest according to the following schedule: 15,228 restricted stock units will vest on May 18, 2020; 5,283 restricted stock units will vest on May 18, 2021; 5,283 restricted stock units will vest on May 18, 2022; and 5,283 restricted stock units will vest on May 18, 2023.
(5)    Mr. Lane’s restricted stock units were forfeited in connection with his departure.
(6)    The terms and conditions of the Garrett Transition Agreement (as defined below) provide for the accelerated vesting of 101,399 restricted stock units. As of December 31, 2019, the Company and Mr. Garrett were in negotiations regarding the treatment of the restricted stock units and they are therefore presented in the table above.

Stock Vested During 2019(1)

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Kroeker	96,301	987,088
Mr. Jones	--	--
Mr. Lane	15,241	156,220
Mr. Garrett	57,253	586,840
______________

(1)	There are no outstanding option awards.

(2)
The value realized on vesting of restricted stock and RSUs is based on the closing sale price on the date of vesting of the award or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Potential Payments upon Termination or Change in Control

Our employment agreements with our Named Executive Officers provide for certain payments upon termination and change in control. Please see “Employment Agreements” above. Additionally, Mr. Kroeker has CIC RSUs that vest upon a change in control. Please see “Change in Control Restricted Stock Units” above. In addition, the Compensation Committee has the discretion to make certain adjustments to awards in the event of a change in control the Compensation Committee determines is appropriate in light of the specific transaction.

The following tables show the payments that our Named Executive Officer would be entitled to in the event of (a) a termination by the Company for convenience, a non-renewal of the term by the Company, or a termination by the Named Executive Officer for Good Reason, (b) a termination under circumstances constituting a Change in Control (as defined in the employment agreement) in which the Named Executive Officer’s employment is terminated by the Company for convenience, a non-renewal of the term by the Company, or a termination by the Named Executive Officer for Good Reason as provided therein, (c) a Change of Control that triggers vesting of CIC RSUs, which may or may not be paid to Mr. Kroeker in connection with the events described in (a) and (b)) above.

For Mr. Kroeker and Mr. Jones, each of the tables below assume that such event occurred on December 31, 2019, and based on the closing market price of our Class A common stock on that day. Mr. Lane and Mr. Garret each resigned during 2019 under circumstance where the Company was not obligated to make payments.

The amounts shown do not include payments that would be payable to all salaried employees generally.

Potential Payments— Termination by Company for Convenience; Non-Renewal by Company; Good Reason

Name	Severance Payment ($)(1)	Pro-Rated Target Bonus ($)(2)	Post-Termination Bonus Payment ($)(3)	Vesting of Restricted Stock Units ($)(4)	Total ($)
Mr. Kroeker	450,000	268,500	--	1,698,348	2,416,848
Mr. Jones	300,000	132,750	--	286,841	719,591

_____________
(1) Consists of twelve months’ 2019 base salary.
(2) For purpose of this table, the pro-rated target bonus is equal to the actual amount earned for the year ended December 31, 2019.
(3) Under these circumstances, the employee would be entitled to any bonus earned for the year ended December 31, 2018 that is unpaid as of the date of termination. We have not included the value of a post-termination bonus payment because, as of December 31, 2019, the bonus with respect to the year ended December 31, 2018 had already been determined and paid.
(4) Consists of full vesting of any outstanding unvested awards, excluding CIC RSUs, held by the executive under our Incentive Plan. Based on the closing stock price of our Class A common stock of $9.23 as of December 31, 2019.
Potential Payments— Termination Following Change in Control by Company for Convenience; Non-Renewal by Company; Good Reason

Name	Lump Sum ($)(1)	Pro-Rated Target Annual Bonus ($)(2)	Unpaid Bonus ($)(3)	Vesting of Restricted Stock Units ($)(4)	Continuation of Medical Benefits ($)(5)	Total ($)
Mr. Kroeker	675,000	268,500	--	1,698,348	41,400	2,683,248
Mr. Jones	300,000	132,750	--	286,841	41,400	760,631

_____________
(1) Consists of a lump sum payment equal to 1.5 times the sum of the Employee’s annual 2019 base salary in effect (or 1.0 times the employee’s base salary in the case of Mr. Jones) and the full target annual bonus for the year ended December 31, 2019.
(2) Equal to actual amount earned for the year ended December 31, 2019.
(3) Under these circumstances, the employee would be entitled to any bonus earned for the year ended December 31, 2018 but which is unpaid as of the date of termination. We have not included the value of a post-termination bonus payment because, as of December 31, 2019, the bonus with respect to the year ended December 31, 2018 had already been determined and paid.
(4) Consists of full vesting of any outstanding unvested awards, excluding CIC RSUs, held by the executive under our Incentive Plan. Based on the closing stock price of our Class A common stock of $9.23 as of December 31, 2019.
(5) Consists of 18 months of continued medical benefits and tax gross-up assuming the officer does not earlier receive similar benefits from a subsequent employer.

Potential Payments—CIC RSU

Name	Total($)(1)
Mr. Kroeker	2,383,684
_____________
(1) Mr. Kroeker is our only executive who owns CIC RSUs. Amount is calculated assuming full vesting of 258,254 CIC RSUs outstanding at December 31, 2019 based on the closing stock price of our Class A common stock of $9.23. Mr. Kroeker separated from the Company on April 1, 2020. The CIC RSUs will continue to be subject to vesting under their terms, if at all, for a maximum of 120 days from April 1, 2020, at which time they will be forfeited if they have not vested.

Severance Agreements

On September 25, 2019, we entered into a Transition and Resignation Agreement and Mutual Release of Claims (the “Garret Transition Agreement”) with Mr. Garrett. Subject to the terms and conditions of the Garrett Transition Agreement, Mr. Garret receives total separation payments in the amount of $468,750 and accelerated vesting of 101,399 RSUs. Mr. Garrett forfeited his rights to CIC RSUs.

On March 19, 2020, we entered into a Transition and Resignation Agreement and Mutual Release of Claims (the “Kroeker Transition Agreement”) with Mr. Kroeker. Subject to the terms and conditions of the Kroeker Transition Agreement, Mr. Kroeker receives total separation payments in the amount of $597,844, an additional $268,500 attributable to a bonus with respect to the year ended December 31, 2019, and accelerated vesting of 187,709 RSUs. Mr. Kroeker is retaining his CIC RSUs, which will continue to be subject to vesting under their terms, if at all, for a maximum of 120 days from April 1, 2020, at which time they will be forfeited if they have not vested.

Director Compensation Table

The following table shows information about non-employee director compensation for the year ended December 31, 2019:

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Mr. Maxwell III	$250,000	$--	$250,000
Mr. Jones	$49,298	$80,200	$129,498
Mr. Evans	$91,451	$83,482	$174,933
Mr. Hartwick	$107,688	$83,482	$191,170
Ms. Bush	$29,334	$49,935	$79,269
 __________________
(1)    The amounts reflected in this column represent the value of restricted stock unit awards and dividend equivalent rights granted to our non-employee directors (other than Mr. Maxwell) pursuant to our Incentive Plan based on the grant date fair value of our Class A common stock computed in accordance with FASB ASC Topic 718. See “Note 12. Stock-Based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019 for additional detail regarding assumptions underlying the value of these equity awards.

Narrative Disclosure to the Director Compensation Table

On May 18, 2019, each of Messrs. Jones, Evans and Hartwick received a grant of 8,800 restricted stock units, including dividend equivalent rights. On August 27, 2019, Ms. Bush received a grant of 5,000 restricted stock units. The restricted stock units and corresponding dividend equivalent rights will vest in full on May 18, 2020. Mr. Jones forfeited his restricted stock units in connection with assuming the role of Chief Financial Officer in June 2019.

As of December 31, 2018, Ms. Bush held 5,000 restricted stock units, and Mr. Evans and Mr. Hartwick held 9,285 restricted stock units, that are scheduled to vest on May 18, 2020.

AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by NASDAQ and (iii) financially literate. In addition, each of Ms. Bush and Mr. Hartwick satisfies the definition of “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter initially approved by the Board on July 23, 2014, which is reviewed annually.
Management is responsible for our system of internal controls and the financial reporting process. Our independent registered public accountant is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the independence and performance of our auditors.
The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 16, Communications with Audit Committees.
Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.
Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.
Audit Committee of the Board of Directors

Amanda E. Bush
Nick W. Evans, Jr.
Kenneth M. Hartwick

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our Common Stock outstanding as of March 27, 2020 that is owned by:

•	each person or group known to us to beneficially own more than 5% of any class of our outstanding voting securities;

•	each director, director nominee and Named Executive Officer; and

•	all of our directors and executive officers as a group.
All information with respect to beneficial ownership has been furnished by the respective 5% or more shareholders, directors or executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is 12140 Wickchester Ln., Suite 100, Houston, Texas 77079.

	Class A common stock beneficially owned (1)(2)		Class B common stock beneficially owned (1)		Combined voting power (3)
Name of beneficial owner	Number	Percentage	Number	Percentage
Five percent Shareholders:
W. Keith Maxwell III (4)	2,610,000	18.1%	20,800,000	100%	66.5%
JPMorgan Chase & Co. (5)	1,180,120	8.2%	—	—	3.4%
BlackRock, Inc. (6)	973,843	6.8%	—	—	2.8%
Renaissance Technologies LLC(7)	809,104	5.6%	—	—	2.3%
Directors, director nominee and named executive officers:
W. Keith Maxwell, III (4)	2,610,000	18.1%	20,800,000	100%	66.5%
Kenneth M. Hartwick	47,841	*%	—	—	*%
Nick W. Evans, Jr. (8)	38,935	*%	—	—	*%
Amanda E. Bush	—	*%	—	—	*%
Nathan G. Kroeker (9)	267,690	1.9%	—	—	*%
James G. Jones II	58,129	*%	—	—	*%
Jason K. Garrett (10)	60,860	*%	—	—	*%
Robert Lane	3,010	*%	—	—	*%
Directors and current executive officers as a group (6 total)(2)	2,754,905	19.1%	20,800,000	100%	66.9%

*	Less than one percent

(1)
Each holder of a common unit of Spark HoldCo, LLC, a Delaware limited liability company (“Spark HoldCo”) has the right to exchange all or a portion of its Spark HoldCo common units (together with a corresponding number of shares of Class B common stock) for Class A common stock (or cash at Spark Energy, Inc.’s or Spark HoldCo’s election) at an exchange ratio of one share of Class A common stock for each Spark HoldCo common unit (and corresponding share of Class B common stock) exchanged. For additional information, please see “Certain Relationships and Related Party Transactions—Spark HoldCo LLC Agreement.”

(2)
Excludes the following number of restricted stock units issued under our Incentive Plan, which may be settled in cash or shares of Class A Common stock or a combination of both at the Company’s election: 9,472 restricted stock units for Mr. Hartwick; 9,472 restricted stock units for Mr. Evans; 5,284 restricted stock units for Ms. Bush; 261,455 restricted stock units for Mr. Kroeker; 31,702 restricted stock units for Mr. Jones; 101,399 restricted stock units for Mr. Garrett; no restricted stock units for Mr. Lane, and 30,000 restricted stock units for Kevin McMinn.

(3)
Represents the percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each share of Class B common stock entitles its holder to one vote on all matters to be voted on by shareholders generally.

(4)
Reflects (i) 2,600,000 shares of Class A common stock held directly by W. Keith Maxwell III (representing 7.4% of the combined voting power), (ii) 20,525,000 shares of Class B common stock held directly by Retailco (representing 58.3% of the combined voting power), and (iii) 275,000 shares of Class B common stock held directly by NuDevco Retail (representing less than 1% of the combined voting power). W. Keith Maxwell III is the sole member of TxEx Energy Investments, LLC, a Texas limited liability company (“TxEx”), which is the sole member of Retailco and Electric Holdco, LLC, a Texas limited liability company (“Electric Holdco”). Electric Holdco is the sole member of NuDevco Retail Holdings, LLC, a Texas limited liability company (“NuDevco Retail Holdings”), which is the sole member of NuDevco Retail. Accordingly, W. Keith Maxwell III may therefore be deemed to beneficially own the shares of Class A common stock and Class B common stock held by Retailco and NuDevco Retail reported herein. Mr. Maxwell owns 7,000 shares of Series A Preferred Stock, representing less than one percent of the outstanding Series A Preferred Stock, which is not included in his total amount of shares beneficially owned. The Series A Preferred Stock generally have no voting rights and are not entitled to vote on any matters at the Annual Meeting.

(5)
Based on Amendment No. 6 to the Schedule 13G filed on January 21, 2020 by JPMorgan Chase & Co. with respect to the Company’s Class A common stock held as of December 31, 2019. Based on Amendment No. 6 to the Schedule 13G, JPMorgan Chase & Co. has sole voting power over 1,042,470 shares of Class A common stock and sole dispositive power over 1,130,820 shares of Class A common stock. The address of JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.

(6)
Based on Amendment No. 5 to the Schedule 13G/A filed on February 6, 2020 by BlackRock, Inc. with respect to the Company’s Class A common stock held as of December 31, 2019. Based on Amendment No. 5 to the Schedule 13G, BlackRock, Inc. has sole voting power over 959,701 shares of Class A common stock and sole dispositive power over 973,843 shares of Class A common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(7)
Based on the Schedule 13G filed on February 12, 2020 by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation with respect to the Company’s Class A common stock held as of December 31, 2019. Based on the Schedule 13G, (i) Renaissance Technologies LLC has sole voting power over 775,077 shares of Class A common stock, sole dispositive power over 801,172 shares of Class A common stock and shared dispositive power over 7,932 shares of Class A common stock, and (ii) Renaissance Technologies Holdings Corporation has sole voting power over 775,077 shares of Class A common stock, sole dispositive power over 801,172 shares of Class A common stock and shared dispositive power over 7,932 shares of Class A common stock. The address of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation is 800 Third Avenue, New York, New York, 10022.

(8)	Includes 2,684 shares held by Mr. Evans’s spouse.

(9)
Mr. Kroeker owns 5,775 shares of Series A Preferred Stock, representing less than one percent of the outstanding Series A Preferred Stock, which is not included in his total amount of shares beneficially owned. The Series A Preferred Stock generally have no voting rights and are not entitled to vote on any matters at the Annual Meeting.

(10)	Based upon the Form 4 filed by Mr. Garrett on May 21, 2019.

DELINQUENT SECTION 16(A) REPORTS
Our executive officers and directors and persons who own more than 10% of our Common Stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership of Common Stock, as well as changes in that ownership. Based solely on our review of reports and written representations that we have received, we believe that all required reports were timely filed during 2019, except that W. Keith Maxwell III:

•	filed a Form 4 on August 27, 2019 reporting a purchases of Class A common stock on August 21, 2019;

•	filed a Form 4 on June 26, 2019 reporting a purchase of Class A common stock on June 21, 2019;

•	filed a Form 4 on May 29, 2019 reporting a purchase of Class A common stock on May 24, 2019;

•	filed a Form 4 on May 28, 2019 reporting a purchase of Class A common stock on May 23, 2019;

•
filed a Form 4 on April 4, 2019 reporting a purchase of Class A common stock on December 22, 2017, the settlement of RSUs on May 3, 2018 and August 2, 2018, and a purchase of Class A common stock on September 17, 2018;

•	filed a Form 4 on April 4, 2019 reporting a purchase of Class A common stock on September 13, 2017; and

•	filed a Form 4 on April 4, 2019 reporting a purchase of Class A common stock on November 16, 2016.

TRANSACTIONS WITH RELATED PERSONS
Organizational Structure
We were incorporated as a Delaware corporation in April 2014 for the purpose of facilitating an initial public offering of our Class A common stock and to become the sole managing member of Spark HoldCo. Upon completion of our initial public offering on August 1, 2014: (i) NuDevco Retail and NuDevco Retail Holdings collectively owned 21,500,000 Spark HoldCo units, representing an approximate 78.18% interest in Spark HoldCo, and 21,500,000 shares of our Class B common stock, and (ii) we became the sole managing member of, and had a 21.82% equity interest in, Spark HoldCo. NuDevco Retail and NuDevco Retail Holdings received their interest in exchange for the contribution to us of Spark Energy Gas, LLC (“SEG”) and Spark Energy, LLC (“SE”), the subsidiaries through which we operated at the time of our initial public offering. Retailco succeeded to the interest of NuDevco Retail Holdings in 21,225,000 shares of our Class B common stock and an equal number of Spark HoldCo units pursuant to a series of transfers that occurred in December 2015.
Our only assets consist of our membership interests in Spark HoldCo. Spark HoldCo owns all of the outstanding membership interests in each of the subsidiaries through which we currently operate.
W. Keith Maxwell III is the Chairman of the Board and the owner of a majority in voting power of our Common Stock through his ownership of NuDevco Retail and Retailco. Retailco is a wholly owned subsidiary of TxEx, which is wholly owned by Mr. Maxwell. NuDevco Retail is a wholly owned subsidiary of NuDevco Retail Holdings, which is a wholly owned subsidiary of Electric HoldCo, LLC, which is also a wholly owned subsidiary of TxEx. In addition, Mr. Maxwell is also the indirect or direct owner of RetailCo Services, LLC (“Retailco Services”), Associated Energy Services, LP (“AES”), Retail Acquisition Co. LLC (“Acquisition Co”) and National Gas & Electric, LLC (“NG&E”), which are described in the following sections addressing related party transactions since January 1, 2019.
Spark HoldCo, LLC Limited Liability Company Agreement
At the closing of our initial public offering, we entered into the Second Amended and Restated Limited Liability Company Agreement of Spark HoldCo by and among us, Spark HoldCo, NuDevco Retail and NuDevco Retail Holdings. In connection with the issuance of our Series A Preferred Stock in March 2017, we, Spark HoldCo, NuDevco Retail and Retailco (as successor to NuDevco Retail Holdings) entered into the Third Amended and Restated Spark HoldCo, LLC Limited Liability Company Agreement to amend the prior agreement to provide for, among other things, the designation and issuance of Spark HoldCo Series A preferred units, as another equity security of Spark HoldCo to be issued concurrently with the issuance of Series A Preferred Stock by us, including specific terms relating to distributions by Spark HoldCo in connection with the payment by us of dividends on the Series A Preferred Stock, the priority of liquidating distributions by Spark HoldCo, the allocation of income and loss to us in connection with distributions by Spark HoldCo on Series A preferred units, and other terms relating to the redemption and conversion by us of the Series A Preferred Stock. Amendment No. 1 to the Third Amended and Restated Spark HoldCo, LLC Limited Liability Company Agreement (as amended, the “Spark HoldCo LLC Agreement”) was entered into by us, Spark HoldCo, NuDevco Retail and Retailco in connection with the issuance of additional Series A Preferred Stock in February 2018.
In accordance with the terms of the Spark HoldCo LLC Agreement, NuDevco Retail and Retailco generally have the right to exchange their Spark HoldCo common units (and a corresponding number of shares of our Class B common stock) for shares of our Class A common stock at an exchange ratio of one share of Class A common stock for each Spark HoldCo common unit (and corresponding share of Class B common stock) exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications (an “Exchange Right”). At our or Spark HoldCo’s option, Spark HoldCo may give NuDevco Retail and Retailco cash in an amount equal to the Cash Election Amount of the shares of Class A common stock instead. We are obligated to facilitate an exchange for shares of Class A common stock through a contribution of shares of Class A common stock to Spark HoldCo or, alternatively, we have the right to acquire the subject Spark HoldCo common units and corresponding shares of

Class B common stock from NuDevco Retail or Retailco by paying, at our option, either (x) the number of shares of Class A common stock NuDevco Retail or Retailco would have received in the proposed exchange or (y) cash in an amount equal to the Cash Election Amount of such shares of Class A common stock. “Cash Election Amount” means, with respect to the shares of Class A common stock to be delivered to NuDevco Retail or Retailco by Spark HoldCo pursuant to the Spark HoldCo LLC Agreement, (i) if our Class A common stock is then admitted to trading on a national securities exchange, the amount that would be received if the number of shares of Class A common stock to which NuDevco Retail or Retailco would otherwise be entitled were sold at a per share price equal to the trailing 30-day volume weighted average price of a share of Class A common stock on such exchange, or (ii) in the event shares of Class A common stock are not then admitted to trading on a national securities exchange, the value that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer and the seller, as determined by us. As NuDevco Retail and Retailco exchange their Spark HoldCo common units, our membership interest in Spark HoldCo will be correspondingly increased, and the number of shares of Class B common stock held by NuDevco Retail or Retailco will be correspondingly reduced.
Under the Spark HoldCo LLC agreement, we have the right to determine when distributions will be made to the holders of Spark HoldCo common units and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the holders of Spark HoldCo common units on a pro rata basis in accordance with their respective percentage ownership of Spark HoldCo common units. The Spark HoldCo LLC Agreement provides, to the extent Spark HoldCo has available cash and is not prevented by restrictions in any of its credit agreements, for distributions pro rata to the holders of Spark HoldCo common units such that we receive an amount of cash sufficient to fund the targeted quarterly dividend we intend to pay to holders of our Class A common stock, and distributions to us in an amount equal to the dividends to be paid by us on the Series A Preferred Stock.
The holders of Spark HoldCo units, including us, will generally incur U.S. federal, state and local income taxes on any taxable income of Spark HoldCo allocated to them. Generally, items of gross income and gain are first allocated to us until the cumulative amount of such items for current and prior fiscal years (or other relevant periods) equals the cumulative amount of distributions we receive to pay any special estimated tax liability. Second, items of income and gain are generally allocated to us until the cumulative amount of such items for current and prior fiscal years (or other relevant periods) equals the cash distributions we have received from Spark HoldCo to pay dividends on the Series A Preferred Stock and the amount of accrued and unpaid dividends on the Series A Preferred Stock. Third, items of gross income and gain are allocated to us until the cumulative amount of such items allocated to us for current and prior fiscal years (or other relevant periods) equals the cumulative amount of distributions received by us for a non-pro rata distribution to us from Spark HoldCo. Thereafter, net profits and net losses of Spark HoldCo generally will be allocated to members of Spark HoldCo to target capital account balances according to the amount a member would receive upon a deemed liquidation. Certain non-pro rata adjustments will be required to be made to reflect built-in gains and losses and tax depletion, depreciation and amortization with respect to such built-in gains and losses in allocating items of net profits and losses. The Spark HoldCo LLC Agreement provides, to the extent cash is available, for distributions pro rata to the holders of Spark HoldCo units such that we receive an amount of cash sufficient to cover the estimated taxes payable by us, and to us to cover any special estimated tax liability.
In addition, if the cumulative amount of U.S., federal, state or local taxes payable by us exceeds the amount of the tax distribution to us, Spark HoldCo will make advances to us in an amount necessary to enable us to fully pay these tax liabilities. Such advances will be repayable, without interest, solely from (i.e., by offset against) future distributions by Spark HoldCo to us.
The Spark HoldCo LLC Agreement provides that if we issue a new share of Class A common stock, Series A Preferred Stock, or other equity security (other than shares of Class B common stock, and excluding issuances of Class A common stock upon an exchange of Class B common stock or Series A Preferred Stock), Spark HoldCo will concurrently issue a corresponding limited liability company unit either to the holder of the Class B common stock, or to us in the case of the issuance of shares of Class A common stock, Series A Preferred Stock or such other equity security. As a result, the number of Spark HoldCo units held by us always equals the number of shares of Class A common stock, Series A Preferred Stock or such other equity securities we have outstanding.
Spark HoldCo will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, Spark HoldCo will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of Spark HoldCo, (b) second, to establish cash reserves for contingent or unforeseen liabilities, (c) third, to us in respect of Spark HoldCo Series A preferred units in an amount equal to the total amount that would be required to be distributed by us in respect of Series A Preferred Stock, and (d) the balance thereafter to its members holding Spark HoldCo common units in proportion to the number of Spark HoldCo units owned by each of them.
The Spark HoldCo LLC Agreement also provides that Spark HoldCo will pay certain of our expenses attributable to our status as a public company. Such expenses include, but are not limited to, accounting and legal fees, independent director compensation, director and officer liability insurance expense, Sarbanes-Oxley compliance, transfer agent and registrar fees, tax return preparation, investor relations expense, SEC and NASDAQ compliance fees and the fees and expenses of other service providers that provide services to us in connection with our obligations as a publicly-traded company.
Tax Receivable Agreement
We entered into a Tax Receivable Agreement (the “TRA”) with Spark HoldCo, NuDevco Retail, NuDevco Retail Holdings and W. Keith Maxwell III on August 1, 2014. Retailco became a party to the TRA in connection with the transfer by NuDevco Retail Holdings of its 21,225,000 shares of our Class B common stock and a corresponding number of Spark HoldCo units to Retailco in December 2015.
Effective July 11, 2019, we entered into a TRA Termination and Release Agreement (the “Release Agreement”), which provided for a full and complete termination of any further payment, reimbursement or performance obligation of us, Retailco and NuDevco Retail under the TRA, whether past, accrued or yet to arise. Pursuant to the Release Agreement, we made a cash payment of approximately $11.2 million on July 15, 2019 to Retailco and NuDevco Retail. In connection with the termination of the TRA, Spark HoldCo made a distribution of approximately $16.3 million on July 15, 2019 to Retailco and NuDevco Retail under the Spark HoldCo Third Amended and Restated Limited Liability Company Agreement, as amended.
The TRA generally provided for the payment by us to NuDevco Retail and Retailco, of 85% of the net cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize (or are deemed to realize in certain circumstances) in periods after our initial public offering as a result of (i) any tax basis increases resulting from the purchase by us of Spark HoldCo units from NuDevco Retail Holdings prior to or in connection with our initial public offering, (ii) any tax basis increases resulting from the exchange of Spark HoldCo units for shares of Class A common stock pursuant to the Exchange Right (or resulting from an exchange of Spark HoldCo units for cash as described above) and (iii) any imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the TRA. In addition, payments we were required to make under the TRA were increased by any interest accrued from the due date (without extensions) of the corresponding tax return. We retained the benefit of the remaining 15% of these tax savings.
Registration Rights Agreement
On August 1, 2014, we entered into a registration rights agreement with NuDevco Retail and NuDevco Retail Holdings (a predecessor-in-interest to Retailco) to register for sale under the Securities Act shares of our Class A common stock delivered in exchange for Spark HoldCo common units (together with an equal number of shares of our Class B common stock) in the circumstances described below. Retailco became a party to this agreement in connection with the transfer by NuDevco Retail Holdings of its 21,225,000 shares of Class B common stock and a corresponding number of Spark HoldCo common units to Retailco in December 2015. This agreement provides NuDevco Retail and Retailco, as holders of registrable securities under the agreement, with the right to require us, at our expense, to register shares of our Class A common stock held by them from time to time that are issuable upon exchange of Spark HoldCo units (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock.
Demand Rights. Subject to certain limitations, NuDevco Retail and Retailco have the right, by delivering written notice to us, to require us to register the number of shares of Class A common stock requested to be so registered in accordance with the registration rights agreement. Within 30 days of receipt of notice of a demand registration, we are required to give written notice to all other holders of registrable shares of Class A common stock. Subject to certain limitations as described below, we will use our commercially reasonable efforts to effect, as soon as commercially reasonable, the registration of all securities with respect to which we receive a written request.
Piggyback Rights. Subject to certain limitations, NuDevco Retail and Retailco are entitled to request to participate in, or “piggyback” on, registrations of any of our Class A common stock for sale by us in an underwritten offering.
Conditions and Limitations. The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters, as applicable, to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances. For example, our Board of Directors may defer any filing for up to six months if our Board of Directors determines that such disclosure would have a material adverse effect on us.
If requested by us or an underwriter, NuDevco Retail and Retailco will not be able to make any sale of our equity securities, except securities included in such registration, during a period commencing on the date beginning fourteen (14) days prior to the expected date of “pricing” of such offering and continuing for a period not to exceed 90 days beginning on the date of such final prospectus (or prospectus supplement if the offering is made pursuant to a shelf registration statement), or such shorter period as may be requested by an underwriter.
Expenses and Indemnification. In connection with any registration effected pursuant to the terms of the registration rights agreement, we are required to pay for all of the fees and expenses incurred in connection with such registration, including, without limitation, registration fees, qualification and filing fees and printing expenses. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration are to be paid by the persons including such registrable securities in any such registration on a pro rata basis. We have also agreed to indemnify the holders of registrable securities and each of their respective officers, directors, partners and agents, the underwriters, and each person who controls such holders or underwriters, against all losses, claims, damages and liabilities (joint or several) with respect to each registration effected pursuant to the registration rights agreement.
On September 20, 2019, we filed a registration statement under the Securities Act on Form S-3 registering, among other things, the offer and sale, from time to time, of the Class A common stock held by Retailco and NuDevco (including Class A common stock that may be obtained upon conversion of Class B common stock). The registration statement was declared effective on October 18, 2019.
Indemnification Agreements

We have entered into indemnification agreements with each of our current executive officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Acquisition of Customers from NG&E
On March 7, 2018, Spark HoldCo entered into an asset purchase agreement (the “Customer Purchase Agreement”) with NG&E, pursuant to which Spark HoldCo agreed to acquire up to 50,000 residential customer equivalents (“RCEs”) for a cash purchase price of $250 for each RCE, or up to $12.5 million in the aggregate. These customers began transferring after April 1, 2018. For the year ended December 31, 2019, we paid NG&E less than $0.1 million under the terms of the Customer Purchase Agreement.

Subordinated Debt Facility
On June 13, 2019, we entered into an Amended and Restated Subordinated Promissory Note in the principal amount of up to $25.0 million (the “Subordinated Debt Facility”), with Spark HoldCo and Retailco. The Subordinated Debt Facility amended and restated the Subordinated Promissory Note, dated as of December 27, 2016, by and among us, Spark HoldCo and Retailco, solely to extend the expiration date from July 1, 2020 to December 31, 2021.

The Subordinated Debt Facility allows us to draw advances in increments of no less than $1.0 million per advance up to the maximum principal amount of the Subordinated Debt Facility. Advances thereunder accrue interest at 5% per annum from the date of the advance. We have the right to capitalize interest payments under the Subordinated Debt Facility. The Subordinated Debt Facility is subordinated in certain respects to our Senior Credit Facility pursuant to a subordination agreement. We may pay interest and prepay principal on the Subordinated Debt Facility so long as we are in compliance with the covenants under our Senior Credit Facility, are not in default under the Senior Credit Facility and have minimum availability of $5.0 million under the borrowing base under the Senior Credit Facility. Payment of principal and interest under the Subordinated Debt Facility is accelerated upon the occurrence of certain change of control or sale transactions.

During the year ended December 31, 2019, the largest aggregate principal amount under the Subordinated Debt Facility was $16.3 million. As of December 31, 2019, we did not have any borrowings under the Subordinated Debt Facility. During the year ended December 31, 2019, we paid interest of $0.2 million under the Subordinated Debt Facility.

Proceeds from Disgorgement of Shareholder Short-Swing Profits
During the year ended December 31, 2019, we received less than $0.1 million related to short-swing profits under Section 16(b).
Historical Transactions with Affiliates
We enter into transactions with and pay certain costs on behalf of affiliates (specifically, TexEx Energy Operating, LLC, and NG&E) that are commonly controlled in order to reduce risk, reduce administrative expense, create economies of scale, create strategic alliances and supply goods and services to these related parties. We also sell natural gas to NG&E. Affiliated transactions include certain services to the affiliated companies associated with employee benefits provided through our benefit plans, insurance plans, leased office space, administrative salaries, due diligence work, recurring management consulting, and accounting, tax, legal, or technology services. Amounts billed are based on the services provided, departmental usage, or headcount, which are considered reasonable by management. Where costs incurred on behalf of the affiliate or us cannot be determined by specific identification for direct billing, the costs are allocated to the affiliated entities or us based on estimates of percentage of departmental usage, wages or headcount. As such, our financial statements include costs that have been incurred by us and then directly billed or allocated to affiliates, as well as costs that have been incurred by our affiliates and then directly billed or allocated to us. The paragraphs below describe transaction arising from historical relationships that existed between us and other affiliates during the year ended December 31, 2019.
Cost allocations
The total net amount direct billed and allocated (to)/from affiliates was $(0.7) million, for the year ended December 31, 2019. These amounts include the payments for administrative costs for information technology, power and gas supply, employee benefits and other services with NG&E, TxEx, Retailco and other affiliated entities. These amounts also include the payments discussed in more detail below under the heading “Office Lease and Facilities” and “Transactions with NG&E.”

Office Lease and Facilities
We share our corporate headquarters with certain of our affiliates. NuDevco Midstream Development, LLC, an indirect subsidiary of TxEx, is the lessee under the current lease agreement covering our corporate headquarters. NuDevco Midstream Development, LLC pays the entire lease payment and facilities charges on behalf of the affiliates of TxEx, and we reimburse NuDevco Midstream Development, LLC for our share. During the year ended December 31, 2019, we paid affiliates $1.9 million in lease payments and facilities charges.
Transactions with NG&E
Retail revenues-affiliates recorded in net asset optimization revenues in the combined statements of operations for the year ended December 31, 2019 were $2.4 million. Cost of revenues-affiliates recorded in net asset optimization revenues in the combined statements of operations for the year ended December 31, 2019 were $0.1 million.
Policies and Procedures for Review of Related Party Transactions
Our Board of Directors has adopted a written related party transactions policy. Pursuant to this policy, our Audit Committee or a specially designated committee consisting solely of independent directors reviews all material facts of all Related Party Transactions (as defined below) and either approves or disapproves entry into the Related Party Transaction, subject to certain limited exceptions. A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or director nominees;

•	any person who is known by us to be the beneficial owner of more than 5.0% of our Class A common stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, director nominee, executive officer or a beneficial owner of more than 5.0% of our Class A common stock, and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or beneficial owner of more than 5.0% of our Class A common stock; and

•	an entity that is owned or controlled by any of the foregoing persons, or an entity in which any of the foregoing persons has a substantial ownership interest or control of the entity.
In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee or other specially designated committee takes into account, among other factors it deems appropriate, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (ii) the extent of the Related Person’s interest in the transaction and (iii) whether the Related Party Transaction is material to the Company. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations. The policy also requires that all Related Party Transactions of which management is aware should be disclosed to the Audit Committee.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANT
The Audit Committee of the Board of Directors has appointed EY as the independent registered public accountant of the Company for 2020. The 2019 audit of our consolidated financial statements was completed on March 5, 2020.
The Board of Directors is submitting the appointment of EY for ratification at the Annual Meeting. The submission of this matter for approval by shareholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for shareholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the shareholders do not ratify the appointment of EY, the Audit Committee will reconsider the appointment of that firm as our auditors.
The Audit Committee has the sole authority and responsibility to retain, evaluate and replace our auditors. The shareholders’ ratification of the appointment of EY does not limit the authority of the Audit Committee to change auditors at any time, including during the 2020 fiscal year.
Change in Auditor
As previously disclosed, on August 10, 2018, the Audit Committee approved the engagement of EY as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2018, and terminated the engagement of KPMG LLP (“KPMG”), effective immediately, as the Company’s independent registered public accounting firm.
KPMG’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2017 and 2016 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as described in the following paragraph. KPMG’s report on the consolidated financial statements of the Company as of and for the years ended December 31, 2017 and 2016, contained a separate paragraph stating that “As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for employee taxes paid for shares withheld for tax withholding purposes in the year ended December 31, 2017 due to the adoption of Accounting Standards Update No. 2016-09, “Improvements to Employee Share-Based Payment Accounting.”
During the fiscal years ended December 31, 2017 and 2016, and the period from January 1, 2018 through August 10, 2018, there were (i) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports, and (ii) no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.
On August 16, 2018, the Company filed with the SEC a Current Report on Form 8-K disclosing the appointment of EY and the dismissal of KPMG. The Company provided KPMG with a copy of the disclosures in the Current Report on Form 8-K prior to filing it with the SEC, and requested that KPMG furnish the Company with a letter addressed to the SEC stating whether or not KPMG agrees with the statements in this Current Report on Form 8-K. A copy of KPMG’s letter dated August 16, 2018 is filed as Exhibit 16.1 to the Current Report on Form 8-K. The Company also provided a copy of the disclosure contained herein to both EY and KPMG prior to filing this Proxy Statement.
During the fiscal years ended December 31, 2017 and 2016, and the subsequent period from January 1, 2018 through August 10, 2018, neither the Company nor anyone acting on its behalf has consulted with EY regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was the subject of a “disagreement” or a “reportable event,” each defined in Regulation S-K Item 304(a)(1), respectively.
Audit and Other Fees
The table below sets forth the aggregate fees billed by EY, our current independent registered public accountant, for the fiscal year ended December 31, 2019 and 2018:

	2019	2018
Audit Fees (1)	$1,521,000	$1,060,000
Audit-Related Fees	—	—
Tax Fees (2)	3,000	—
All Other Fees	—	—
Total	$1,524,000	$1,060,000

(1)
Audit fees represent fees for professional services provided in connection with: (a) the annual audit of our consolidated financial statements for the year ended December 31, 2019 and 2018; (b) the review of our quarterly consolidated financial statements; (c) assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; and (d) review of our other filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the year ended December 31, 2019 and 2018.

(2)	Tax fees represent fees for professional services provided in connection with technical assistance for international and federal tax matters provided for the year ended December 31, 2019.
The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of audit, audit-related, tax and other services. For the year ended December 31, 2019, the Audit Committee pre-approved 100% of the services described above.
We expect that representatives of EY will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.
Required Vote
The ratification of the appointment of the independent public accountant proposal requires an affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the matter at the Annual Meeting
Recommendation
The Board of Directors unanimously recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountant of the Company for 2020.

PROPOSAL THREE
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our shareholders to approve, on an advisory basis, the compensation paid to our Named Executive Officers, as reported in this proxy statement.
This proposal, commonly known as the “say-on-pay” proposal, is advisory, which means that the vote on executive compensation is not binding on the Company, the Board, or the Compensation Committee of the Board of Directors. Nonetheless, the Board of Directors takes this vote and the opinions of our shareholders seriously, and the Compensation Committee will evaluate the outcome of this vote in making future compensation decisions with respect to our Named Executive Officers. The vote on this resolution is intended to address the Company’s overall compensation of our Named Executive Officers and our compensation philosophy and practices, as described in this proxy statement.
We are asking our shareholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by voting in favor of the following resolution:
“RESOLVED, That the shareholders of Spark Energy, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for our 2020 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion contained in this proxy statement.”
In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, particularly the section titled “Executive Compensation – Compensation Discussion and Analysis,” which contains detailed information about our executive compensation program.
In prior years, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and were not required to hold a non-binding, advisory vote on the compensation of our Named Executive Officers. Therefore, this proposal is being presented to shareholders for the first time at this Annual Meeting
Required Vote
The approval of the compensation of our Named Executive Officers, on an advisory basis, requires an affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the matter at the Annual Meeting.
Recommendation
The Board of Directors unanimously recommends shareholders vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL FOUR

ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In addition to providing shareholders with a non-binding advisory vote on the compensation for our Named Executive Officers, and in accordance with the rules of the Securities and Exchange Commission, we are also providing our shareholders with the opportunity to cast a non-binding advisory vote on how frequently we should seek an advisory vote on the compensation of our Named Executive Officers. This non-binding advisory vote is commonly referred to as a “say on frequency” vote. Under this proposal, our shareholders may cast a non-binding advisory vote on whether they would prefer to have a vote on the compensation of our Named Executive Officers every year, every two years, or every three years.
Our Board believes that the non-binding advisory vote on the compensation program for our Named Executive Officers should be conducted every year in order to allow shareholder to provide more frequent feedback with respect to our compensation policies and practices.
Shareholders are not voting to approve or disapprove the recommendation of our Board of Directors. Instead, shareholders may cast a vote on their preferred voting frequency by choosing any of the following four options with respect to this proposal: “one year,” “two years,” “three years,” or “Abstain.” For the reasons discussed above, we are asking our stockholders to vote for a frequency of “one year”. The option that receives the most votes cast at the 2020 Annual Meeting of Shareholders will be considered by our Board of Directors in determining the preferred frequency with which we will hold a shareholder vote to approve the compensation of our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure.
As an advisory vote, this proposal is not binding. However, our Board and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by shareholders in their vote on this proposal, and will consider the option that receives the most votes in determining the frequency of future votes on the compensation program for our Named Executive Officers.
The Board recommends a vote FOR the option of a vote every year on the compensation of our Named Executive Officers.
Required Vote
The option that receives the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the recommendation of the shareholders.
Recommendation
The Board of Directors unanimously recommends shareholders vote FOR the option of a vote every year on the compensation program for our named executive officers.

SHAREHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES
Proxy Statement Proposals
Any of our shareholders who desire to submit a proposal for action at the 2021 Annual Meeting of Shareholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in our proxy materials, must submit such Rule 14a-8 Proposal to us at our principal executive offices no later than December 11, 2020 unless we notify the shareholders otherwise. Only those Rule 14a-8 Proposals that are timely received by us, proper for shareholder action (and otherwise proper), and satisfy the SEC requirements for inclusion will be included in our proxy materials.
Other Proposals
Any of our shareholders who desire to submit a proposal for action at the 2021 Annual Meeting of Shareholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in our proxy materials, must submit such Non-Rule 14a-8 Proposal to us at our principal executive offices so that it is received between January 21, 2021 and February 20, 2021, unless we notify the shareholders otherwise. The advance notice provisions contained in our bylaws are in addition to, and separate from, the requirements that a shareholder must meet in order to have a Rule 14a-8 Proposal included in our Proxy Statement under the rules of the SEC. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with our bylaws and the applicable rules of the SEC.
If a Non-Rule 14a-8 Proposal is properly presented at the meeting, we will elect to exercise our discretionary voting authority with respect to such Non-Rule 14a-8 Proposal. “Discretionary voting authority” is the ability to vote proxies that shareholders have executed and submitted to us, on matters not specifically reflected in our proxy materials, and on which shareholders have not had an opportunity to vote by proxy. A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable SEC rules. The Board of Directors knows of no matters, other than the proposals included in this Proxy Statement, to be presented for consideration at the Annual Meeting.
Identification of Director Candidates
It is the responsibility of the Nominating and Corporate Governance Committee to identify, evaluate and recommend nominees for election at the annual meeting of shareholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. Final approval of a candidate will be determined by the Board of Directors.
The Nominating and Corporate Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face an independent energy retail services company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.
Although we do not have a formal policy regarding diversity, the Nominating and Corporate Governance Committee considers the diversity of, and the optimal enhancement of the current mix of talent and experience on the Board, when selecting nominees. In that regard, the Nominating and Corporate Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Nominating and Corporate Governance Committee believes it has achieved that balance through the representation on the Board of Directors of members having experience in the energy retail services industry, accounting and investment analysis, among other areas. The Nominating and Corporate Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Nominating and Corporate Governance Committee may from time to time engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.
The Nominating and Corporate Governance Committee will also consider any nominee recommended by shareholders for election at the annual meeting of shareholders to be held in 2021 if that nomination is submitted in writing, between January 21, 2021 and February 20, 2021, to Spark Energy, Inc., 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, Attention: Legal. The Nominating and Corporate Governance Committee will evaluate director nominees proposed by shareholders on the same basis as recommendations received from any other source. With respect to each such nominee, the following information must be provided to us with the written nomination:

•	the nominee’s name, address and other personal information;

•	the number of shares of each class and series of stock of the Company held by such nominee;

•	the nominating shareholder’s name and address; and

•	all other information required to be disclosed pursuant to our bylaws.
Each submission must also include a written consent signed by the nominee evidencing a willingness to serve as a director, if elected. We suggest that any such proposal be sent by certified mail, return receipt requested.
SOLICITATION OF PROXIES
Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by our officers, directors and regular employees. We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and we will reimburse the forwarding expenses. In addition, we have retained Broadridge Financial Solutions to provide various services relating to the solicitation of proxies, including webhosting, printing, mailing and tabulating votes, for a fee of approximately $18,000. We will bear all costs of solicitation.
SHAREHOLDER LIST
In accordance with the Delaware General Corporation Law, we will maintain at our corporate offices in Houston, Texas, a list of the shareholders entitled to vote at the Annual Meeting. The list will be open to the examination of any shareholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.
SHAREHOLDERS SHARING AN ADDRESS
We will deliver only one set of proxy materials to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We undertake to deliver promptly, upon written or oral request, an additional copy of the proxy materials to a shareholder at a shared address to which a single copy has been delivered. A shareholder can notify us that the shareholder wishes to receive a separate copy of the proxy materials by contacting us at the following address or phone number: 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, Attention: Legal or (713) 600-2600. Conversely, if multiple shareholders sharing an address receive multiple proxy materials and wish to receive only one, such shareholders can notify us at the address or phone number set forth above.
PROXY MATERIALS ANNUAL REPORT AND OTHER INFORMATION
Our Annual Report to Shareholders for the year ended December 31, 2019, is being made available to shareholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

SPARK ENERGY, INC.
12140 WICKCHESTER LN., SUITE 100
HOUSTON, TX 77079

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 19, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 19, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D01971-P37493

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPARK ENERGY, INC.

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:			
1. Election of one Class III Director	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominee:

01) Amanda E. Bush

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accountant for 2020.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote ONE YEAR for proposal 4.	1 Year	2 Years	3 Years	Abstain
4. To approve, on an advisory basis, of the frequency of future advisory votes on the compensation of our Named Executive Officers.	☐	☐	☐	☐

NOTE: If any other matters come properly before the meeting, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 20, 2020:
The Annual Report including 10-K, Notice & Proxy Statement are available at www.proxyvote.com.

D01972-P37493

SPARK ENERGY, INC.
Annual Meeting of Shareholders
May 20, 2020 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) James G. Jones II and Kevin McMinn, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of SPARK ENERGY, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, CDT on May 20, 2020, at 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. On matters for which you do not specify a choice, the shares will be voted in accordance with the recommendations of the Board of Directors; therefore, if no direction is given, this proxy will be voted FOR the director nominee in proposal 1, FOR proposals 2 and 3, and ONE YEAR for proposal 4.

Continued and to be signed on reverse side